Exhibit 10.2

Private & Confidential

Dated 17 November 2009 (as amended and restated on 14 March 2012)

GAS-two Ltd.	(1)
arranged by

DNB BANK ASA
(formerly known as DnB NOR BANK ASA)	(2)

NATIONAL BANK OF GREECE S.A.	(3)

UBS AG	(4)

with

DNB BANK ASA
(formerly known as DnB NOR BANK ASA)	(5)
as Agent

DNB BANK ASA
(formerly known as DnB NOR BANK ASA)	(6)
as Security Agent

FACILITY AGREEMENT
$147,500,000 Loan Facility

Contents

Clause		Page

1	Definitions and interpretation	1

2	The Facility	20

3	Purpose	20

4	Conditions of Utilisation	21

5	Utilisation	22

6	Repayment	23

7	Illegality, prepayment and cancellation	24

8	Interest	27

9	Interest Periods	27

10	Changes to the calculation of interest	28

11	Fees	29

12	Tax gross-up and indemnities	30

13	Increased Costs	31

14	Other indemnities	32

15	Mitigation by the Lenders	34

16	Costs and expenses	34

17	Representations	36

18	Information undertakings	41

19	General undertakings	44

20	Construction period	47

21	Dealings with Ship	49

22	Condition and operation of Ship	51

23	Insurance	54

24	Minimum security value	57

25	Chartering undertakings	60

26	Bank accounts	60

27	Business restrictions	63

28	Events of Default	65

29	Changes to the Lenders	70

30	Changes to the Obligors	73

31	Roles of Agent, Security Agent and Arranger	74

32	Conduct of business by the Finance Parties	85

33	Sharing among the Finance Parties	87

34	Payment mechanics	89

35	Set-off	91

36	Notices	91

37	Calculations and certificates	93

38	Partial invalidity	94

39	Remedies and waivers	94

40	Amendments and grant of waivers	94

41	Counterparts	94

42	Governing law	95

43	Enforcement	95

Schedule 1 The original parties		96

Schedule 2 Ship information		99

Schedule 3 Conditions precedent		100

Schedule 4 Utilisation Request		106

Schedule 5 Selection Notice		107

Schedule 6 Mandatory Cost Formula		108

Schedule 7 Form of Transfer Certificate		111

THIS AGREEMENT is dated 17 November 2009 (as amended and restated on 14 March 2012) and made between:

(1)	GAS-two Ltd. (the Borrower);

(2)	DNB BANK ASA (formerly known as DnB NOR BANK ASA), NATIONAL BANK OF GREECE S.A. and UBS AG as mandated lead arrangers (whether acting individually or together the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(4)	DNB BANK ASA (formerly known as DnB NOR BANK ASA) as agent of the other Finance Parties (the Agent) and

(5)	DNB BANK ASA (formerly known as DnB NOR BANK ASA) as security agent for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

SECTION 1 - INTERPRETATION

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 26 (Bank accounts).

Account Bank means, in relation to any Account, either the Security Agent or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.

Account Security means, in relation to an Account, a deed or other instrument by the Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December 2008 or such other date as may be approved.

Additional Cost Rate has the meaning given to it in Schedule 6 (Mandatory Cost formulae).

Advance means each borrowing of a proportion of the Total Commitments by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as agent under this Agreement.

Approved Exchange means NYSE, NASDAQ or any other reputable stock exchange agreed by GasLog and the Majority Lenders.

Auditors means one of Moore Stephens, PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved firm.

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation).

Basel 2 Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

Basel 2 Approach means, in relation to any Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by that Lender (or any of its Affiliates) for the purposes of implementing or complying with the Basel 2 Accord.

Basel 2 Regulation means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by the Lender.

Break Costs means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum) had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

Builder means the person specified as such in Schedule 2 (Ship information).

Building Contract means the shipbuilding contract specified in Schedule 2 (Ship information) between the Builder and the Borrower relating to the construction of the Ship and as may further be supplemented, amended or varied in accordance with the terms thereof.

Building Contract Documents means the Building Contract, any Refund Guarantee and any other guarantee or security given to any person for the Builder’s obligations under the Building Contract.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Piraeus, Zurich, Monaco and New York.

Change of Control occurs, at any time before an IPO is completed:

(a) when the current beneficial owners of the Counter Guarantors cease to own legally and/or beneficially and, either directly or indirectly, at least 70% of the issued share capital of GasLog; or

(b)

when the Counter Guarantors cease to have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of GasLog; or

(c) if there is a change of 15% or more in the shareholding of, or in the voting rights relative to, Counter Guarantor A from that described to the Lenders on or before the date of this Agreement,

in any case, without the prior written consent of the Agent (acting on the instructions of the Lenders).

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means the charter commitment details of which are provided in Schedule 2 (Ship information).

Charter Documents means the Charter, any documents supplementing it and any guarantee or security given by any person for the Charterer’s obligations under it.

Charter Assignment means an assignment by the Borrower of its interest in the Charter Documents in favour of the Security Agent in the agreed form.

Charterer means the charterer named in Schedule 2 (Ship information).

Classification means the classification specified in Schedule 2 (Ship information) with the Classification Society or another classification approved by the Lenders as its classification, at the request of the Borrower.

Classification Society means the classification society specified in Schedule 2 (Ship information) or another classification society approved by the Lenders as its Classification Society, at the request of the Borrower.

Commitment means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Contract Price means the price of the Ship payable under the Building Contract.

Counter Guarantees means each of the counter guarantees, executed by a Counter Guarantor in favour of the Security Agent in the agreed form and Counter Guarantee means any of them.

Counter Guarantor A means a person (other than Counter Guarantor B) acceptable to the Lenders at their discretion which may now or at any time throughout the Facility Period guarantee the obligations and liabilities of the Borrower to the Lenders and which is designated to be the “Counter Guarantor A” in the Counter Guarantee executed by it.

Counter Guarantor B means a person (other than Counter Guarantor A) acceptable to the Lenders at their discretion which may now or at any time throughout the Facility Period guarantee the obligations and liabilities of the Borrower to the Lenders and which is designated to be the “Counter Guarantor B” in the Counter Guarantee executed by it.

Counter Guarantors means together, the Counter Guarantor A and the Counter Guarantor B and Counter Guarantor means any of them.

Counter Guarantor Representations Letter means a letter dated 21 August 2009 issued by Counter Guarantor A to the Agent.

Counter Guarantor Subsidiary means the Subsidiary of Counter Guarantor A designated in the Counter Guarantee executed by Counter Guarantor A.

Deed of Covenant means a first deed of covenant by the Borrower in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in an Advance available or has notified the Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with clause 5.4 (Lenders’ participation);

(b) which has otherwise rescinded or repudiated a Finance Document; or

(c) with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

	(A)	administrative or technical error; or

	(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delivery means the delivery and acceptance of the Ship by the Borrower under the Building Contract.

Delivery Commitment means the amount specified in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement, to be used partly to finance its Delivery Instalment.

Delivery Date means the date on which the Ship is delivered to the Borrower pursuant to the Building Contract.

Delivery Instalment means the instalment of the Contract Price falling due on Delivery.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Earnings means, in relation to the Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Enforcement Costs means any costs, expenses, liabilities or other amounts in respect of which any amount is payable under clauses 14.4 (Indemnity concerning security) or 16.3 (Enforcement and preservation costs) or under any other Finance Document to which those provisions apply and any remuneration payable to a Receiver in connection with any Security Documents.

Environmental Claims means:

(a) enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b) any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any Fleet Vessel in circumstances where:

(a)

any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b) any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 28 (Events of Default).

Existing Loan Agreement means the $80,000,000 secured loan agreement dated 11 March 2008 entered into between (i) the Borrower, (ii) DnB NOR Bank ASA (now known as DNB Bank ASA) as original lender and DnB NOR Bank ASA (now known as DNB Bank ASA) as mandated lead arranger, underwriter, agent and security trustee under which $80,000,000 is outstanding at the date of this Agreement.

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

Fee Letter means any letter dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in clause 11 (Fees).

Final Repayment Date means, subject to clause 34.7 (Business Days), the earlier of (a) 31 March 2014 and (b) the 12th Repayment Date (if, with approval, the Delivery Date shall be delayed to a date between 1 December 2010 and 16 February 2011) or, as the case may be, the 13th Repayment Date (if, with approval, the Delivery Date shall be delayed to a date between 1 September 2010 and 30 November 2010) or, as the case may be, the 14th Repayment Date (if the Delivery Date shall be on or before 31 August 2010).

Finance Documents means this Agreement, any Fee Letter, the Counter Guarantor Representations Letter, the Security Documents, any Transfer Certificate and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, any Arranger or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)

any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

First Repayment Date means, subject to clause 34.7 (Business Days), the earlier of:

(a)	the date falling three months after the Last Availability Date; and

(b)	the date falling three months after the Delivery Date.

Fixed Rate Differential Account means any Account designated as a “Fixed Rate Differential Account” for the purposes of clause 26 (Bank Accounts).

Fixed Rate Differential Amount means in respect of any Interest Period, an amount accruing on the Loan at a rate equal to 3.25% less LIBOR during that Interest Period (the Rate), which amount shall accrue when the Rate is positive and nil otherwise.

Flag State means the country specified in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the “Flag State” for the purposes of the Finance Documents.

Fleet Vessel means the Ship and any other vessel directly or indirectly owned by any Obligor or any Subsidiary of an Obligor.

GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

GasLog means the company described as such in Schedule 1 (The original parties).

GasLog Carriers means the company described as such in Schedule 1 (The original parties).

GasLog Guarantee means the guarantee, executed by GasLog in favour of the Security Agent in the agreed form.

GasLog Carriers Guarantee means the guarantee, executed by GasLog Carriers in favour of the Security Agent in the agreed form.

Group means a Counter Guarantor and its Subsidiaries for the time being and, for the purposes of clause 18.1 (Financial statements) or clause 5 of each of the Counter Guarantees (Financial Covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Guarantees means the GasLog Guarantee and the GasLog Carriers Guarantee and Guarantee means any of them.

Guarantors means persons acceptable to the Lenders at their discretion which may now or at any time throughout the Facility Period guarantee the obligations and liabilities of the Borrower to the Lenders.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Indemnified Person means:

(a) each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b) each Affiliate of those persons; and

(c) any officers, employees or agents of any of the above persons.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means a notice of assignment in the form scheduled to the Deed of Covenant or in another approved form.

Insurances means, in relation to the Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association in the name of the Ship’s owner or the joint names of its owner and any other person in respect of or in connection with the Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

IPO means the initial public offering of shares of common stock of GasLog on an Approved Exchange.

IPO Change of Control means if, at any time after an IPO has been completed:

(a) the current beneficial owners of the Counter Guarantors fail to maintain, in aggregate, legally and/or beneficially, and either directly or indirectly, at least:

(i)	from the date when the IPO is completed until the date falling 12 months thereafter (the First Anniversary), 30%;

(ii)	from the First Anniversary until the date falling 12 months thereafter (the Second Anniversary), 25%;

(iii)	from the Second Anniversary until the date falling 12 months thereafter (the Third Anniversary), 20%; and

(iv)	from the Third Anniversary and at all other times thereafter, 15%,

of the issued share capital of GasLog (or such other public vehicle owning the Borrower); or

(b)

the current beneficial owners of the Counter Guarantors cease to be, in aggregate, the largest direct or indirect shareholders of the Guarantors or the Borrower (with the exception of any passive financial institution) or cease to have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of GasLog (or such other public vehicle owning the Borrower); or

(c)	there is a change of 15% or more in the shareholding of, or in the voting rights relative to, Counter Guarantor A from that described to the Lenders on or before the Restatement Date,

in any case without the prior written consent of the Agent (acting with the authorisation of the Lenders).

Last Availability Date means 16 February 2011 (or such later date as may be approved by the Lenders).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a) the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Interbank Market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period for the Loan or relevant part of it or Unpaid Sum.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Loss Payable Clauses means the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Deed of Covenant or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means $3,000,000 (or the equivalent in any other currency).

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction).

Manager means GasLog LNG Services Ltd. (formerly known as Ceres LNG Services Ltd.) or another manager appointed by the Borrower in accordance with clause 21.3 (Manager).

Manager’s Undertaking means an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 21.3 (Manager).

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost formulae).

Margin means 2.75% per annum.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)

the business, operations, property or condition (financial or otherwise) of any of the Obligors or a Group taken as a whole, which prejudices the ability of an Obligor to perform its obligations under the Finance Documents; or

(b)

the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means:

(a)

from the date of this Agreement up to (but not including) the date of delivery of the Utilisation Request in respect of the Delivery Commitment, the amount in dollars which is at any relevant time 120% of the aggregate outstanding amount of the Loan; and

(b) from the date of delivery of the Utilisation Request in respect of the Delivery Commitment, the amount in dollars which is at any relevant time 120% of the Available Facility.

Mortgage means a first mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent.

Mortgage Period means the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or the Total Loss Repayment Date.

Obligors means the parties to the Finance Documents (other than Finance Parties and the manager of the Ship) and Obligor means any one of them.

Original Financial Statements means:

(a)	the audited consolidated financial statements of a Group for its financial year ended 31 December 2008; and

(b)	the audited financial statements of the Borrower, each of the Guarantors, the Counter Guarantor Subsidiary and the Counter Guarantor A for their respective financial years ended 31 December 2008.

Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party and the Manager).

Original Security Documents means:

(a)	the Pre-Delivery Security Assignment;

(b)	the Counter Guarantees and the Guarantees;

(c)	the Mortgage;

(d)	the Deed of Covenant;

(e)	the Share Security;

(f)	the Charter Assignment;

(g)	the Account Security; and

(h)	any Manager’s Undertaking if required under clause 21.3 (Manager).

Participating Member State means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Maritime Liens means, in relation to a vessel:

(a)	unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of such vessel for an amount not exceeding the Major Casualty Amount;

(b)	any lien on such vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;

(c)

liens for master’s disbursements incurred in the ordinary course of business and any other lien arising by operation of law in the ordinary course of the business, repair or maintenance of the Ship, and

(d)	any lien on such vessel for salvage.

Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:

(a)	granted under the Existing Loan Agreement (up until the first Utilisation Date) and by the Finance Documents; or

(b)	a Permitted Maritime Lien; or

(c)

any Security Interest created in favour of a claimant or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively pursuing a claim or defending such proceedings or arbitration in good faith; or

(d)	any Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps; or

(e)	approved by the Majority Lenders

PROVIDED that in the case of (c) and (d) above the relevant liens (or any claim relating thereto) are, in the reasonable opinion of the Agent, covered by insurance or, as the case may be, appropriate reserves held with the Account Bank in an Account acceptable to the Agent.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Pre-Delivery Available Facility means, at any relevant time, the Pre-Delivery Commitment then available for borrowing under this Agreement in accordance with clause 2.3 (Pre-Delivery Available Facility).

Pre-Delivery Commitment means the amount specified in Schedule 2 (Ship information), as cancelled or reduced pursuant to any relevant provision of this Agreement.

Pre-Delivery Security Assignment means an assignment of the Building Contract and the Refund Guarantee by the Borrower in favour of the Security Agent in the agreed form.

Price means the aggregate purchase price of the Ship, comprising (i) the Contract Price payable under the Building Contract and (ii) the transfer price paid to original buyer upon novation of the Building Contract.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Banks means the principal offices in London, Athens and Zurich respectively of DNB Bank ASA, National Bank of Greece S.A. and UBS AG or such other banks as may be appointed by the Agent with the consent of the Borrower.

Refund Guarantee means the guarantee details of which are specified in Schedule 2 (Ship information) issued by the Refund Guarantor in respect of the Builder’s obligations under the Building Contract and any further guarantee to be issued by the Refund Guarantor in respect of such obligations.

Refund Guarantor means the refund guarantor specified in Schedule 2 (Ship information).

Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a) its jurisdiction of incorporation;

(b) any jurisdiction where any Charged Property owned by it is situated;

(c) any jurisdiction where it conducts its business; and

(d) any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means:

(a) the First Repayment Date;

(b) each of the dates falling at three monthly intervals thereafter up to but not including the Final Repayment Date; and

(c) the Final Repayment Date.

Repeating Representations means each of the representations and warranties set out in clauses 17.1 (Status) to 17.10 (Ranking and effectiveness of Security Documents).

Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.

Reserve Account means any Account designated as a “Reserve Account” under clause 26 (Bank accounts).

Restatement Date means the date upon which this Agreement is amended and restated, being 2012.

Retention Account means any Account designated as a “Retention Account” under clause 26 (Bank accounts).

Revenue Account means any Account designated as a “Revenue Account” under clause 26 (Bank accounts).

Screen Rate means the British Bankers Association Interest Settlement Rate for dollars and the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Security Agent includes any person as may be appointed security agent and trustee for the Lenders under this Agreement.

Security Documents means:

(a) the Original Security Documents;

(b) any other document as may after the date of this Agreement be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Security Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time until the Ship has become a Total Loss or, as the case may be, the Building Contract is cancelled, terminated or rescinded, the amount in dollars which, at that time, is the aggregate of (a) the value of the Ship (or, if less, the maximum amount capable of being secured by the Mortgage) or, prior to the date of delivery of the Utilisation Request in respect of the Delivery Commitment, the value of the Building Contract and (b) the value of any additional security then held by the Security Agent provided under clause 24 (Minimum security value).

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Share Security means the document constituting a first Security Interest by its Holding Company in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.

Ship means the ship (to be built by the Builder under the Building Contract) described in Schedule 2 (Ship information).

Ship Representations means each of the representations and warranties set out in clauses 17.27 (Ship status) and 17.28 (Ship’s employment).

Spill means any spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a) directly or indirectly controlled by such person; or

(b) of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50%.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Total Commitments means the aggregate of the Commitments, being $147,500,000 at the date of this Agreement.

Total Loss means, in relation to a vessel, its:

(a) actual, constructive, compromised or arranged total loss; or

(b) requisition for title, confiscation or other compulsory acquisition by a government entity;

(c) condemnation, capture, seizure, arrest or detention for more than 30 days; or

(d) hijacking or theft for more than 60 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a) in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b) in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i) the date notice of abandonment of the vessel is given to its insurers; or

(ii) if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii) the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened;

(d)	in the case of condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened; and

(e)	in the case of hijacking or theft, the date 60 days after the date upon which it happened.

Total Loss Repayment Date means where the Ship has become a Total Loss after Delivery the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower or at any time after the occurrence of an Event of Default required by the Agent.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)

the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)

all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)

all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature and the analogous taxes in any other relevant jurisdictions.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

	(c)	words importing the plural shall include the singular and vice versa;

	(d)	a time of day are to London time;

	(e)	any person includes its successors in title, permitted assignees or transferees;

(f)

the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

	(g)	agreed form means:

(i) where a Finance Document has already been executed by the Agent or the Security Agent, such Finance Document in its executed form;

(ii)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower, whether before or after the date of this Agreement, as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(h)

approved by the Majority Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of all of the Lenders (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

	(i)	assets includes present and future properties, revenues and rights of every description;

	(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)

charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

	(l)	control of an entity means:

	(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

		(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that entity; or

		(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

		(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)

the holding beneficially of more than 50% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

and controlled shall be construed accordingly;

(m)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(n)	dollar/$ means the lawful currency of the United States of America;

(o)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11:00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(p)	a government entity means any government, state or agency of a state;

(q)

a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(r)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(s)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

	(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month,

and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(t)	an obligation means any duty, obligation or liability of any kind;

(u)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

	(v)	pay, prepay or repay in clause 27 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

	(w)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel 2 Regulation;

(y)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

	(z)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(aa)

(i) the winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

	(bb)	wholly-owned subsidiary has the meaning given to that term in section 1159 of the Companies Act 2006; and

	(cc)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.2.3	Section, clause and Schedule headings are for ease of reference only.

1.2.4

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.6

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Third party rights

1.3.1

Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

1.3.2	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.3.3

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

SECTION 2 - THE FACILITY

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3

A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 31.25 (All enforcement action through the Security Agent)) and 32.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2.3	Pre-Delivery Available Facility

The Pre-Delivery Commitment shall only be available for borrowing under the Facility for the purpose of refinancing the amounts previously paid by the Borrower under the Building Contract (save for an amount of $18,122,710 representing the Borrower’s equity in the Ship).

2.4	Delay in the Delivery Date

If the Delivery Date shall be delayed to (a) a date between 1 September 2010 and 30 November 2010 the Delivery Commitment and the Total Commitments shall be reduced by $2,912,549 or (b) a date between 1 December 2010 and 16 February 2011 the Delivery Commitment and the Total Commitments shall be reduced by $5,868,787.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Use before Delivery

The Pre-Delivery Commitment shall initially be made available solely for the purpose of assisting the Borrower to finance payment of the amounts described in clause 2.3 (Pre-Delivery Available Facility).

3.3	Use on Delivery

The Delivery Commitment shall initially be made available solely for the purpose of assisting the Borrower to finance the Delivery Instalment for the Ship in accordance with Article VII of the Building Contract.

3.4	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Conditions precedent before Delivery

The Pre-Delivery Commitment shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent (which shall include evidence that such documents and evidence remain in full force and effect and unamended).

4.2	Conditions precedent on Delivery

The Delivery Commitment shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent on Delivery) in form and substance satisfactory to the Agent.

4.3	Notice to Lenders

The Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4.

4.4	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a) no Default is continuing or would result from the proposed Utilisation;

(b) the Repeating Representations and, in relation to the first Utilisation, all of the other representations set out in clause 17 (Representations) (except the Ship Representations), are true; and

(c) in relation to the Utilisation of the Delivery Commitment, the Ship Representations are true.

4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Lenders.

SECTION 3 - UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)

the proposed Utilisation Date is a Business Day falling (i) (in the case of the Pre-Delivery Commitment) within 30 days of the date of this Agreement and (ii) (in the case of the Delivery Commitment) not later than 200 days after the scheduled delivery date under the Building Contract;

(b) the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(c) the proposed Interest Period complies with clause 9 (Interest Periods); and

(d) it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

5.2.2	Only one Advance may be requested in each Utilisation Request.

5.3	Currency and amount

The currency specified in a Utilisation Request must be dollars and the amount of the proposed Advance must be the lesser of (a) $80,000,000 in respect of the Pre-Delivery Commitment and $67,500,000 in respect of the Delivery Commitment or, if less, the amount of the Available Facility less the amount of the outstanding Loan or (b) such amount as the Agent shall determine to be equal to 65% of the Security Value as of the date of such Utilisation Request.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in the Advance will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Advance.

5.4.3	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance.

5.4.4

The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

5.5	Condition subsequent

The Borrower shall within three Business Days following the first Utilisation provide duly executed acknowledgements of the notices of assignment as required by the Pre-Delivery Security Assignment.

REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment

The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

6.2	Scheduled repayment of Facility

To the extent not previously reduced, the Loan shall be repaid by instalments on each Repayment Date by the amount specified below (as revised by clause 6.3):

Repayment Date	Amount $

First	2,912,549

Second	2,956,238

Third	3,000,581

Fourth	3,045,590

Fifth	3,091,274

Sixth	3,137,643

Seventh	3,184,707

Eighth	3,232,478

Ninth	3,280,965

Tenth	3,330,180

Eleventh	3,380,132

Twelfth	3,430,834

Thirteenth	3,482,297

Fourteenth	106,034,531

Total	147,500,000

If, with approval, the Delivery Date shall be delayed (a) to a date between 1 September 2010 and 30 November 2010 the First Repayment Date shall be excluded or (b) to a date between 1 December 2010 and 16 February 2011 the First and Second Repayment Date shall be excluded.

On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full.

6.3	Adjustment of scheduled repayments

If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.2) before any Repayment Date, the amount of the instalment by which the Loan shall be repaid under clause 6.2 on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments (except in the case of a prepayment under clause 7.4 (Fixed Rate Differential Amount Prepayment) where the reduction shall be treated as reducing the instalments in inverse chronological order by its aggregate amount).

7	Illegality, prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)

the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and a multiple of $1,000,000 of any part of the Available Facility which is undrawn at the proposed date of cancellation.

7.3	Voluntary prepayment

The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000 and which is a multiple of $1,000,000) on the last day of an Interest Period in respect of the amount to be prepaid.

7.4	Fixed Rate Differential Amount Prepayment

On each Repayment Date the Borrower shall (unless otherwise approved) apply any amount standing to the credit of the Fixed Rate Differential Account in prepayment of the Loan.

7.5	Right of cancellation and prepayment in relation to a single Lender

7.5.1	If:

(a) any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up); or

(b) any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

7.5.2	On receipt of a notice of cancellation referred to in clause 7.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.5.3

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under clause 7.5.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.5.4

(a)

If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of the Commitment of that Lender.

(b) On the notice referred to in paragraph (a) above becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.6	Total Loss

On the Total Loss Repayment Date:

(a) the Total Commitments will be reduced to zero; and

(b) the Borrower shall prepay the Loan.

7.7	Mandatory pre-delivery cancellation

If, prior to Delivery:

(a) the Building Contract is for any reason and by any method cancelled, terminated or rescinded; or

(b) a competent court or arbitration panel decides that the Building Contract has been validly cancelled, terminated or rescinded; or

(c) the Building Contract is varied in a way prohibited by any Finance Document; or

(d)

the Refund Guarantee is repudiated, cancelled, rescinded or otherwise terminated or is not or ceases to be legal, valid, binding and enforceable obligations of the Refund Guarantor or it is or becomes unlawful for the Refund Guarantor to perform its obligations under it PROVIDED ALWAYS THAT the Refund Guarantee is not immediately replaced or reinstated or reconfirmed in a form and manner and by a person in each case approved in advance by the Lenders; or

(e) Delivery has not occurred by the Last Availability Date,

then the Agent may, and shall if so directed by the Lenders, by notice to the Borrower with effect from the date 25 Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments. The Borrower shall on the date such cancellation takes effect prepay the Loan in full.

7.8	Automatic cancellation

Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

7.9	Restrictions

7.9.1	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.9.2

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty save that, in the event of a voluntary prepayment of all or any part of the Loan (other than prepayment under clauses 7.4 (Fixed Rate Differential Amount Prepayment), 7.5.4 (Right of Cancellation in relation to a single Lender) and 7.6 (Total Loss)) is made prior to the third anniversary from the first Utilisation, a prepayment fee of 1% of the amount prepaid shall be paid at the time of such prepayment. The Borrower hereby acknowledges that the prepayment fee payable under this clause 7.9 is a genuine pre-estimate of the losses that would be incurred by the Lenders in these circumstances.

7.9.3	The Borrower may not reborrow any part of the Facility which is prepaid.

7.9.4	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.9.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.9.6	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.9.7

If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.

SECTION 4 - COSTS OF UTILISATION

8	Interest

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin;

(b) LIBOR; and

(c) Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest

8.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing in accordance with this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(a) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b) the rate of interest applying to the overdue amount during that first Interest Period shall be 2% higher than the rate which would have applied if the overdue amount had not become due.

8.3.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

9.1.1

The Borrower may select an Interest Period for the first Advance and thereafter the balance of the Loan in the Utilisation Request for the first Advance or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. three Business Days before the last day of the then current Interest Period.

9.1.3

If the Borrower fails to deliver a Selection Notice to the Agent in accordance with clause 9.1.2, the relevant Interest Period will subject to clause 9.2 (Interest Periods overrunning Repayment Dates), be three months.

9.1.4

Subject to this clause 9, the Borrower may select an Interest Period of one, three or six months or any other period agreed between the Borrower and the Agent on the instructions of all the Lenders, provided that the Borrower may not select more than two one month Interest Periods in any one calendar year.

9.1.5	No Interest Period shall extend beyond the Final Repayment Date.

9.1.6

The first Interest Period for the Loan shall start on the first Utilisation Date, the first Interest Period for the second or any later Advance shall start on the relevant Utilisation Date and end on the last day of the then current Interest Period for the balance of the Loan and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

9.2	Interest Periods overrunning Repayment Dates

If the Borrower selects an Interest Period which would overrun any later Repayment Date, the Loan shall be divided into parts corresponding to the amounts by which the Total Commitments are scheduled to be reduced under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Loan (which shall have the Interest Period selected by the Borrower).

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

10.1	Absence of quotations

Subject to clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1

If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(a) the Margin;

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(c) the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

10.2.2	In this Agreement “Market Disruption Event” means that:

(a)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 30% of the Loan) that the cost to it of obtaining matching deposits in the Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to clause 10.3.1 above shall, with the prior consent of all the Lenders be binding on all Parties.

10.4	Break Costs

10.4.1

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum or relevant part of it.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment commission

11.1.1

The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 1.1% per annum on the undrawn portion of that Lender’s Commitment calculated from the date of this Agreement (the “start date”).

11.1.2

The Borrower shall pay the accrued commitment commission on the last day of the period of three months commencing on the start date, on the last day of each successive period of three months, on the Final Repayment Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Borrower shall pay to the Agent (for the distribution to the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 5 - ADDITIONAL PAYMENT OBLIGATIONS

12	Tax gross-up and indemnities

12.1	Definitions

12.1.1	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this clause 12 a reference to “determines” or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2

The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

12.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1

The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(a) with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii) under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up).

12.3.3

A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	Value added tax

12.5.1

All amounts set out, or expressed to be payable under a Finance Document by any party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause 12.5.3 below, if VAT is charged on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

12.5.2

If VAT is charged on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT charged on that supply.

12.5.3

Where a Finance Document requires any party to it to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment of the VAT.

13	Increased Costs

13.1	Increased Costs

13.1.1

Subject to clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation in either case made after the date of this Agreement.

13.1.2	In this Agreement Increased Costs means:

(a) a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b) an additional or increased cost; or

(c) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

13.2.1

A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a) attributable to a Tax Deduction required by law to be made by an Obligor;

(b)

compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(c) compensated for by the payment of the Mandatory Cost; or

(d) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.3.2	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

14.1.1

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a) making or filing a claim or proof against that Obligor; and/or

(b) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

	(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 33 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party) alone; or

	(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of

	(a)	investigating any event which it reasonably believes is a Default;

	(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)

any action taken by the Agent or any of its representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents.

14.4	Indemnity concerning security

14.4.1	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any cost, expense, loss or liability incurred by it in connection with:

	(a)	the taking, holding, protection or enforcement of the Security Documents;

(b)

the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

	(c)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(d) any breach by any Obligor of the Finance Documents.

14.4.2

The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of the Security Documents for all monies payable to it.

14.5	Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.5 subject to clause 1.3 (Third party rights) and the provisions of Third Parties Act.

14.6	Fax and email indemnity

The Borrower shall indemnify each Finance Party against any cost, claim, loss, expense or liability together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrower to the Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such cost, claim, loss, expense or liability is the direct result of the gross negligence or wilful misconduct of the relevant Finance Party or the Agent or the Security Agent).

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities), clause 13 (Increased costs) or paragraph 3 of Schedule 6 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall promptly within five Business Days of demand pay the Agent and the Arrangers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and, subject to clause 23.17, insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

	(a)	this Agreement and any other documents referred to in this Agreement and the Original Security Documents;

	(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 24 (Minimum security value);or

	(c)	any Security Interest expressed or intended to be granted by a Finance Document.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall within five Business Days of demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights.

SECTION 6 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17	Representations

The Borrower makes and repeats the representations and warranties set out in this clause 17 to each Finance Party at the times specified in clause 17.30 (Times when representations are made).

17.1	Status

17.1.1

Each Obligor and the Manager is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation and has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated (save as notified to the Agent) and is in compliance with its Constitutional Documents.

17.1.2	Each Obligor and the Manager has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

17.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document, Charter Document or Building Contract Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

17.3	Power and authority

17.3.1

Each Obligor has, or will have when entered into by it, power to enter into, perform and deliver and comply with its obligations under, and has taken, or will take when entered into by it, all necessary action to authorise its entry into, each Finance Document, Charter Document or Building Contract Document to which it is or will be a party.

17.3.2

No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document, Charter Document or Building Contract Document to which such Obligor is, or is to be, a party, with effect on and from the date of the relevant Finance Document.

17.4	Non-conflict

The entry into and performance by each Obligor and the Manager of, and the transactions contemplated by the Finance Documents, the Charter Documents and the Building Contract Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a) any law or regulation applicable to any Obligor or the Manager;

(b) the Constitutional Documents of any Obligor or the Manager; or

(c) any agreement or other instrument binding upon any Obligor or the Manager or its assets or constitute a default or termination event (however described) under any such agreement or instrument, or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on such Obligor’s (or the Manager’s) assets, rights or revenues.

17.5	Validity and admissibility in evidence

17.5.1	All authorisations required or desirable:

(a)

to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document or Building Contract Document to which it is a party;

(b) to make each Finance Document and any Charter Document or Building Contract Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c) to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected, or as the case may be will be obtained or effected when entered into, and are, or as the case may be will be when entered into, in full force and effect except any authorisation or filing referred to in clause 17.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

17.5.2

All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and the Manager have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

17.6	Governing law and enforcement

17.6.1	The choice of governing law as provided in any Finance Document and any Charter Document or Building Contract Document will be recognised and enforced in each Obligor’s Relevant Jurisdiction.

17.6.2	Any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

17.7	Information

17.7.1	Any Information is true and accurate in all material respects at the time it was given or made.

17.7.2

Any Information contained in the Counter Guarantor Representations Letter is true and accurate in all material aspects at the time that the Repeating Representations are repeated and the words “existing ship financings” in the Counter Guarantor Representations Letter shall be deemed to mean such ship financings as exist at the time that any Repeated Representations are repeated in accordance with clause 17.30 (Times when representations are made).

17.7.3	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

17.7.4	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

17.7.5

All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

17.7.6

For the purposes of this clause 17.7, “Information” means: any information provided by any Obligor or the Counter Guarantor Subsidiary to any of the Finance Parties in connection with the Finance Documents, Charter Documents or Building Contract Documents or the transactions referred to in them including that contained in the Counter Guarantor Representations Letter.

17.8	Original Financial Statements

17.8.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

17.8.2

The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the relevant Group (consolidated in the case of such Group) during the relevant financial year.

17.8.3

There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of any of the Obligors or any Group) since the date of the Original Financial Statements.

17.9	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.10	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Conditions precedent before delivery), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

17.11	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 28.9 (Insolvency proceedings) or creditors’ process described in clause 28.10 (Creditors’ process) has been taken or, to the knowledge of any Obligor or the Manager, threatened in relation to an Obligor or the Manager or a Subsidiary of an Obligor and none of the circumstances described in clause 28.8 (Insolvency) applies to an Obligor or the Manager or a Subsidiary of an Obligor or any Finance Document and any Charter Document or Building Contract Document to which it is, or is to be, party.

17.12	No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document and any Charter Document or Building Contract Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document and any Charter Document or Building Contract Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Conditions precedent before delivery) and which will be made or paid promptly after the date of the relevant Finance Document.

17.13	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document and no other party is required to make any such deduction from any payment it may make under any Charter Document or Building Contract Document.

17.14	No Default

17.14.1	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document and any Charter Document or Building Contract Document and no breach has occurred by the Borrower of any Charter Documents or Building Contract Document.

17.14.2

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or the Manager or to which any Obligor’s or the Manager’s assets are subject which might have a Material Adverse Effect.

17.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s or the Manager’s knowledge and belief) been started or threatened against any Obligor or the Manager or any Subsidiary of an Obligor.

17.16	No breach of laws

17.16.1	No Obligor nor the Manager or Subsidiary of an Obligor or the Manager has breached any law or regulation which might have a Material Adverse Effect.

17.16.2

No labour dispute is current or, to the best of any Obligor’s or the Manager’s knowledge and belief, threatened against any Obligor or the Manager or any Subsidiary of an Obligor which may have a Material Adverse Effect.

17.17	Environmental matters

17.17.1

No Environmental Law applicable to any Fleet Vessel and/or any Obligor or the Manager or any Subsidiary of an Obligor has been violated in a manner or circumstances which might have, a Material Adverse Effect.

17.17.2	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

17.17.3

No Environmental Claim has been made or threatened or is pending against any Obligor or any Subsidiary of an Obligor or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

17.18	Taxation

17.18.1	No Obligor or Subsidiary of an Obligor nor the Manager is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

17.18.2

No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or the Manager or any Subsidiary of an Obligor with respect to Taxes such that a liability of, or claim against, any Obligor or the Manager or any Subsidiary of an Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

17.18.3	Except as advised to the Agent prior to the date of this Agreement, each Obligor and the Manager is resident for Tax purposes only in the jurisdiction of its incorporation.

17.19	Security and Financial Indebtedness

17.19.1	No Security Interest exists over all or any of the present or future assets of the Borrower or GasLog Carriers in breach of this Agreement, other than the Permitted Security Interests.

17.19.2	Except from the Existing Loan Agreement, neither the Borrower nor GasLog Carriers has any other Financial Indebtedness outstanding in breach of this Agreement.

17.20	Legal and beneficial ownership

Both of the Borrower and GasLog Carriers is, or will be, when granted, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

17.21	Shares

The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

17.22	Accounting Reference Date

The accounting reference date of each Obligor is the Accounting Reference Date.

17.23	No adverse consequences

17.23.1	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a) in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b) by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

17.23.2

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

17.24	Copies of documents

The copies of the Charter Documents, the Building Contract Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document or Building Contract Document which would materially affect the transactions or arrangements contemplated by any Charter Document or Building Contract Document or modify or release the obligations of any party under that Charter Document or Building Contract Document.

17.25	No breach of any Building Contract Document or Charter Document

The Borrower nor (so far as the Borrower is aware) any other person is in breach of any Charter Document or Building Contract Document to which it is a party nor has anything occurred which entitles or may entitle any party to any Charter Document or Building Contract Document to rescind or terminate it or decline to perform their obligations under it.

17.26	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

17.27	Ship status

The Ship will on the first day of the Mortgage Period be:

(a) registered provisionally in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b) operationally seaworthy and in every way fit for service;

(c) classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d) insured in the manner required by the Finance Documents.

17.28	Ship’s employment

The Ship shall on the first day of the Mortgage Period:

(a) have been delivered, and accepted for service, under the Charter; and

(b) be free of any charter commitment other than the Charter.

17.29	Address commission

There are no rebates, commissions or other payments in connection with the Building Contract or the Charter other than those referred to in it.

17.30	Other Finance Arrangements

No Obligor (acting in any capacity whatsoever) has agreed to cross-default provisions as part of another loan or credit agreement entered into with a financier which are more beneficial to that financier than those provisions set out in clause 28.6 (Cross-Default) other than those mentioned in the Counter Guarantor Representations Letter.

17.31	Times when representations are made

17.31.1	All of the representations and warranties set out in this clause 17 (other than Ship Representations) are deemed to be repeated on the dates of:

(a) this Agreement;

(b) the first Utilisation Request; and

(c) the first Utilisation.

17.31.2	The Repeating Representations are deemed to be repeated on the dates of each subsequent Utilisation Request, the date of each Utilisation and the first day of each Interest Period.

17.31.3	All of the Ship Representations are deemed to be made and repeated on the first day of the Mortgage Period.

17.31.4

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

18	Information undertakings

The undertakings in this clause 18 remain in force during the Facility Period.

In this clause 18:

“Annual Financial Statements” means the financial statements for a financial year of each Group, the Borrower, each of the Guarantors, each of the Counter Guarantors and the Counter Guarantor Subsidiary delivered pursuant to clause 18.1.1.

“Half-Yearly Financial Statements” means the financial statements for a financial half year to 30 June of the relevant year of a Group, the Borrower, each of the Guarantors, each of the Counter Guarantors and the Counter Guarantor Subsidiary delivered pursuant to clause 18.1.2.

18.1	Financial statements

18.1.1

The Borrower shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with as soon as the same become available, but in any event within 150 days after the end of the relevant financial years:

(a) the audited consolidated financial statements of each Group for that financial year; and

(b)

the audited financial statements (consolidated if appropriate) of the Borrower, each of the Guarantors, each of the Counter Guarantors and the Counter Guarantor Subsidiary for that financial year (the first such financial statements in respect of Counter Guarantor B for the financial year ended 31 December 2010).

18.1.2

The Borrower shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with as soon as the same become available, but in any event within 90 days after the end of each half year of the relevant financial year the unaudited financial statements (consolidated if appropriate) of each Group, the Borrower, the Counter Guarantor Subsidiary, the Guarantors and the Counter Guarantors for that financial half year (the first such financial statements in respect of Counter Guarantor B being for the half year ended as of 30 June 2011) for that financial half-year.

18.2	Requirements as to financial statements

18.2.1

The Borrower shall procure that each set of Annual Financial Statements and Half-Yearly Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition each set of Annual Financial Statements shall be audited by the Auditors.

18.2.2	Each set of financial statements delivered pursuant to clause 18.1 (Financial statements) shall:

(a) be prepared in accordance with GAAP;

(b)

give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the relevant Group or (as the case may be) relevant Obligor or (as the case may be) the Counter Guarantor Subsidiary as at the date as at which those financial statements were drawn up; and

(c) in the case of annual audited financial statements, not be the subject of any qualification in the Auditors’ opinion.

18.2.3

The Borrower shall procure that each set of financial statements delivered pursuant to clause 18.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(a)

a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(b)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 5 of each of the Counter Guarantees (Financial covenants) and clause 5 of the GasLog Guarantee (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.3	Presentations

Once in every financial year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Borrower shall procure that one director of each of the Counter Guarantors give a presentation to the Finance Parties about the on-going business and financial performance of the relevant Group and any other matter which a Finance Party may reasonably request.

18.4	Year-end

18.4.1	The Borrower shall procure that each financial year-end for each Obligor falls on the Accounting Reference Date.

18.4.2	The Borrower shall procure that each accounting period ends on an accounting date.

18.5	Information: miscellaneous

The Borrower shall supply to the Agent:

(a) at the same time as they are dispatched, copies of all material documents dispatched by any Obligor to its creditors generally (or any class of them);

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or the Manager (subject always to any written confidentiality undertakings granted by the Manager to third parties from time to time) and which, if adversely determined, might have a Material Adverse Effect;

(c) promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d) promptly on request, such further information regarding the financial condition, assets and operations of the Obligors as any Finance Party through the Agent may reasonably request; and

(e) promptly, any requests made by the Charterer under clause 19 of the Charter.

18.6	Notification of Default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon the Borrower becoming aware of its occurrence (unless it is aware that a notification has already been provided by another Obligor).

18.7	Sufficient copies

The Borrower, if so requested by the Agent, shall supply sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

18.8	“Know your customer” checks

18.8.1	If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b) any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.8.2

Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	General undertakings

The Borrower undertakes or, as the case may be, shall procure that this clause 19 will be complied with throughout the Facility Period.

19.1	Use of proceeds

The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

19.2	Authorisations

Each Obligor will promptly (and in connection with any Finance Document, as soon as such Finance Document is entered into):

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i) enable it to perform its obligations under the Finance Documents and the Charter Documents or Building Contract Documents;

(ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Charter Document or Building Contract Document; and

(iii) carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

19.3	Compliance with laws

Each Obligor, the Manager and the Counter Guarantor Subsidiary will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

19.4	Taxation

19.4.1

Each Obligor, the Manager and the Counter Guarantor Subsidiary shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(a) such payment is being contested in good faith;

(b)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 18.1 (Financial statements); and

(c) such payment can be lawfully withheld.

19.4.2

Except if there is an IPO or as otherwise approved by the Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

19.5	Change of business

Except as approved, no substantial change will be made to the general nature of the business of the Counter Guarantor or the Obligors from that carried on at the date of this Agreement.

19.6	Merger

Except if there is an IPO or as otherwise approved, no Obligor will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

19.7	Other Finance Arrangements

No Obligor (acting in any capacity whatsoever) will agree to cross-default provisions as part of another loan or credit agreement entered into with a financier which are more beneficial to that financier than those provisions set out in clause 28.6 (Cross-Default) other than those mentioned in the Counter Guarantor Representations Letter.

19.8	Further assurance

19.8.1

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Security Agent or its nominee(s)) as provided under each Finance Document, as applicable:

(a)

to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents, excluding registration of the Guarantees and Counter Guarantees with the respective Companies Registry) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)

to confer on the Security Agent or on the Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents; and/or

(c) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

19.8.2

Each Obligor shall take all such action as is available to it (including making all filings and registrations, excluding registration of the Guarantees and Counter Guarantees with the respective Companies Registry) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the relevant Finance Documents.

19.9	Negative pledge in respect of Charged Property

Except as approved and for Permitted Maritime Liens, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

19.10	Environmental matters

19.10.1

Without prejudice to clause 18.5(b), the Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Fleet Vessel or the owner of any Fleet Vessel or the Manager which, if successful to any extent, might reasonably be expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

19.10.2	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.

19.11	Pari passu

Each Obligor will ensure that its obligations under the Finance Documents shall, without prejudice to the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

19.12	IPO

19.12.1	The Borrower undertakes that (a) no Default has occurred at the time when the IPO commences and when such IPO is completed and (b) following completion of an IPO, no IPO Change of Control will occur.

19.12.2	If an IPO has been completed, then:

(a)

the Finance Parties hereby agree that, within 90 days after the Borrower has notified the Agent that such IPO has been completed, they will promptly instruct the Security Agent to, and the Security Agent will, release each of the Counter Guarantors from its obligations under its respective Counter Guarantees;

(b)

the Finance Parties will agree to enter into amendments to the Finance Documents (including a supplemental agreement to this Agreement and the Guarantees amending such terms as may be required, including, for the avoidance of doubt, the definition of Group in clause 1.1), in such form and substance as may be required by the Agent and at the cost and expense of the Borrower, which will effect and implement (inter alia) the following changes to the Finance Documents:

		(i)	Maximum Leverage (as defined in the GasLog Guarantee) required under the GasLog Guarantee shall be reduced to 65%;

		(ii)	Market Adjusted Net Worth (as defined in the GasLog Guarantee) required under the GasLog Guarantee shall be increased to $350,000,000;

		(iii)	the restrictions on the payment of dividends by GasLog will be amended such that GasLog will be entitled to declare or pay dividends to its shareholders in respect of a financial year, at any time if:

			(A)	it holds Cash and Cash Equivalents of at least 4% of Total Indebtedness (each such term as defined in the GasLog Guarantee); and

			(B)	no Default shall have occurred at the time of declaration or payment of such dividends nor would occur as a result of the declaration or payment of such dividends;

(c)

the Finance Parties will agree to enter into amendments to the Finance Documents (including a supplemental agreement to this Agreement amending such terms as may be required, in such form and substance as may be required by the Agent and at the cost and expense of the Borrower, which will effect and implement (inter alia) the removal of all obligations and references to the Counter Guarantor Subsidiary.

20	Construction period

Unless otherwise specifically provided, the Borrower undertakes that this clause 20 will be complied with throughout the period from the date of this Agreement until the earlier of the Delivery of the Ship and the end of the Facility Period.

20.1	Document of title

The Borrower shall give irrevocable instructions to the Builder to hold the Ship and any document of title to the Ship to the order and at the disposal of the Security Agent and ensure that the Builder complies with such instructions.

20.2	Performance of Building Contract

The Borrower shall duly and punctually observe and perform all the conditions and obligations imposed on it by the Building Contract.

20.3	Performance by Builder and Refund Guarantor

The Borrower shall use its best endeavours to ensure that the Builder performs its obligations under the Building Contract and builds the Ship diligently and that the Refund Guarantor performs its obligations under the Refund Guarantee.

20.4	Progress and information

Promptly upon the Borrower becoming aware of the same, it shall inform the Agent of any breach by the Builder of the Building Contract and upon the Agent’s request, the Borrower shall advise the Agent of the progress of construction of the Ship and supply the Agent with such other information as the Agent may require about the construction of the Ship or the Building Contract or the Refund Guarantee.

20.5	Arbitration under Building Contract

The Borrower shall promptly notify the Agent:

(a) if either party begins an arbitration under the Building Contract;

(b) of the identity of the arbitrators; and

(c) of the conclusion of the arbitration and the terms of any arbitration award.

20.6	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power contained in the Pre-Delivery Security Assignment or otherwise conferred on the Security Agent, the Borrower shall execute, immediately upon the Agent’s request, such form of conveyance of the Ship as the Agent may require.

20.7	Enforcement of rights

Upon the occurrence of an Event of Default which is continuing or upon the Agent becoming aware of a breach by the Builder under the Building Contract, the Borrower shall do everything which the Agent requires for the purpose of enforcing the rights of the Borrower under the Building Contract and/or the Refund Guarantee and allow its name to be used by the Security Agent for that purpose. Prior to the occurrence of an Event of Default which is continuing, the Borrower shall, at the Agent’s request, enter into consultation with the Agent and upon agreement between the Agent and the Borrower, the Borrower shall do everything which the Agent requires for the purpose of enforcing the rights of the Borrower under the Building Contract and/or the Refund Guarantee and allow its name to be used by the Security Agent for that purpose.

20.8	Notification of certain events

The Borrower shall notify the Agent as soon as it becomes aware that either party has cancelled, rescinded, repudiated or otherwise terminated the Building Contract (or has purported to do so) or has rejected the Ship (or purported to do so) or if the Ship has become a Total Loss or partial loss or is materially damaged or if a dispute arises under the Building Contract.

20.9	Ship’s registration and mortgage

The Borrower will, immediately upon its Delivery, duly execute (and deliver to the Agent) the Mortgage and register the Ship and the Mortgage with the relevant Registry under the laws and flag of its Flag State.

20.10	Sale or other disposal

Except with approval, such approval not to be unreasonably withheld, the Borrower will not dispose of the Ship or any share or interest in it or its rights under the Building Contract or the Refund Guarantee or agree to do so.

20.11	Variations

Except with approval:

(a) the Refund Guarantee will not be varied;

(b)

the Building Contract shall not be varied and the specification of the Ship shall not be materially varied (and, for the avoidance of doubt, variations requiring approval shall include, but shall not be limited to, any assignment or novation of the Building Contract, any variation which might reasonably be expected to delay the delivery of the Ship beyond the Last Availability Date or put at risk the delivery of the Ship to the Charterer or any variation to alter the circumstances in which the Building Contract may be cancelled, terminated or suspended);

(c)

the specification of the Ship will not be changed in a substantial way (and for the avoidance of doubt, substantial changes requiring approval shall include, but shall not be limited to, any variation which alters the intended type, commercial use, purpose or trading capacity of the Ship or materially reduces the Ship’s anticipated value when completed or impairs the intended use under the Charter); and

(d) the terms upon which supervision of construction of the Ship is being conducted (which might have been approved) shall not be varied.

For this purpose, ordering any extras, additions or alterations will be a substantial change and a material variation if their cost (or if the aggregate cost of the proposed work together with the cost of any additional work already ordered or change of specification already agreed) will alter the Contract Price by a cumulative amount greater than 5% of the Price. The Borrower shall agree in writing with the Builder the terms and specification of any such work before the work is put in hand irrespective of whether approval of that work is required under the Finance Documents.

20.12	Releases and waivers

Except with approval, there shall be no release of the Builder or the Refund Guarantor from any of its obligations under the Building Contract or the Refund Guarantee, no waiver of any breach of such obligations and no consent to anything which would otherwise be such a breach.

20.13	Rejection and cancellation

Except with approval such approval not to be:

(a) unreasonably delayed; and

(b) unreasonably withheld (in the event that the delivery of the Ship to the Charterer will not be in compliance with the Charter),

the Borrower shall not exercise any right which it may have to reject the Ship (save in circumstances where the Building Contract is not cancelled, rescinded or otherwise terminated and the Builder shall have the right under the Building Contract to remedy a deficiency in the Ship justifying such rejection and re-tender it for delivery to the Borrower after such rejection) or cancel or rescind or otherwise terminate the Building Contract.

21	Dealings with Ship

The Borrower undertakes that this clause 21 will be complied with in relation to the Ship throughout the Mortgage Period.

21.1	Ship’s name and registration

(a) The Ship’s name shall only be changed after prior notice to the Agent.

(b)

The Ship shall be permanently registered with the relevant Registry within 90 days of the date of the Mortgage registered with the relevant Registry under the laws of its Flag State. Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)

Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

21.2	Sale or other disposal of Ship

Except with approval, such approval not to be unreasonably withheld, the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in it.

21.3	Manager

A manager of the Ship shall not be appointed unless that manager and the terms of its appointment are approved (such approval not to be unreasonably withheld) and it has delivered a duly executed Manager’s Undertaking to the Security Agent. Once approved, no material variations may be agreed to the terms of appointment of the manager without approval (and, for the avoidance of doubt, any assignment or novation of the terms of appointment without approval shall constitute a material variation).

21.4	Copy of Mortgage on board

A properly certified copy of the Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

21.5	Notice of Mortgage

A framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

21.6	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

21.7	Chartering

Except with approval, the Borrower shall not enter into any charter commitment for the Ship (except for the Charter), which is:

(a) a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(b) capable of lasting more than 13 calendar months;

(c) on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(d) to an Affiliate.

21.8	Sharing of Earnings

Except with approval, the Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

21.9	Payment of Earnings

The Borrower’s Earnings from the Ship shall be paid in the way required by the Deed of Covenant and the Charter Assignment. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Deed of Covenant and the Charter Assignment.

22	Condition and operation of Ship

The Borrower undertakes that this clause 22 will be complied with in relation to the Ship throughout the Mortgage Period.

22.1	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

22.2	Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

22.3	Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).

22.4	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship, unless it can be removed without risk of causing damage to the structure or fabric of the Ship or without incurring significant expense.

22.5	Maintenance of class; compliance with laws

The Ship’s class shall be the Classification with the Classification Society and neither the Classification nor the Classification Society shall be changed without approval and there must be no material overdue recommendations. The Ship and every person who owns, operates or manages the Ship shall comply with all laws applicable to vessels registered in its Flag State or which for any other reason apply to the Ship or to its condition or operation.

22.6	Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

22.7	Inspection and notice of drydockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times, subject to prior notice to the Borrower and without hindering the Ship’s operations, to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking).

22.8	Prevention of arrest

All debts, damages, liabilities and outgoings (due and payable and not contested by Borrower in good faith) which have given, or may reasonably give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

22.9	Release from arrest

The Borrower shall use its reasonable endeavours that the Ship, its Earnings and Insurances shall promptly within 15 days (or such longer period as may be approved) be released from any arrest, detention, attachment or levy, and that any legal process against the Ship shall be promptly within 15 days (or such longer period as may be approved) discharged, by whatever action is required to achieve that release or discharge.

22.10	Information about Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor, provided that any information so requested and supplied which pertains to the Charter shall be held by the Agent and the other Finance Parties on a confidential basis.

22.11	Notification of certain events

The Agent shall promptly be notified of:

(a) any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;

(b) any occurrence which may result in the Ship becoming a Total Loss;

(c) any requisition of the Ship for hire;

(d) any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)

any requirement or recommendation made in relation to the Ship by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(f) any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

22.12	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

22.13	Evidence of payments

The Agent shall be allowed proper and reasonable access, subject to prior written notice and provided that the operations of the Borrower are not in any way hindered, to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:

	(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

	(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

	(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

22.14	Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless the Borrower has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for the cost of such work.

22.15	Codes

The Ship and the persons responsible for its operation shall at all times comply with the requirements of any applicable code or prescribed procedures required to be observed by the Ship or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code). The Agent shall promptly be informed of:

	(a)	any threatened or actual withdrawal of any certificate issued in accordance with any such code which is or may be applicable to the Ship or its operation; and

	(b)	the issue of any such certificate or the receipt of notification that any application for such a certificate has been refused.

22.16	Survey report

As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

22.17	Lawful use

The Ship shall not be employed:

	(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

	(b)	in carrying illicit or prohibited goods;

	(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

	(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

22.18	War zones

The Ship may enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers, subject to any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured and complies with any requirements (including any requirement for the payment of extra insurance premiums) which the insurers specify.

23	Insurance

The Borrower undertakes that this clause 23 shall be complied with in relation to the Ship and its Insurances throughout the Mortgage Period.

23.1	Insurance terms

In this clause 23:

“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

“excess war risk P&I cover” means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

“hull cover” means insurance cover against the risks identified in clause 23.2(a).

“minimum hull cover” means an amount equal at the relevant time to 120% of the Loan.

“P&I risks” means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

23.2	Coverage required

The Ship shall at all times be insured:

(a)

against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)

against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and a freight, demurrage and defence cover;

(c)

against such other risks and matters which the Agent (acting on the instructions of all the Lenders) notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d) on terms which comply with the other provisions of this clause 23.

23.3	Placing of cover

The insurance coverage required by clause 23.2 (Coverage required) shall be:

(a)

in the name of the Borrower and (in the case of the Ship’s hull cover) no other person (other than the Security Agent if required by it) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)

if the Agent so requests, in the joint names of the Borrower and Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c) in dollars or another approved currency;

(d) arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e) on approved terms and with approved insurers or associations.

23.4	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed $1,000,000 without the Agent’s approval.

23.5	Mortgagee’s insurance

(a)

The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Finance Parties for an amount of 110% of the Loan; and

(b)

any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (but not with respect to loss of hire of the Ship) (whether as mortgagee of the Ship or beneficiary of the Security Documents).

23.6	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a) set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or

(b) cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.

23.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

23.8	Details of proposed renewal of Insurances

At least 14 days before any of the Insurances are due to expire, the Agent shall be told the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

23.9	Instructions for renewal

At least seven days before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

23.10	Confirmation of renewal

The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 23 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

23.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

23.12	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

23.13	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

23.14	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

23.15	Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.

23.16	Qualifications and exclusions

All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.

23.17	Independent report

If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report.

23.18	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

23.19	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way, unless the insurers have consented and any additional requirements of the insurers have been satisfied.

23.20	Declarations and returns

If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

23.21	Application of recoveries

All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

23.22	Settlement of claims

Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

24	Minimum security value

The Borrower undertakes that this clause 24 will be complied with throughout the Facility Period.

24.1	Valuation of assets

For the purpose of the Finance Documents, the value at any time of the Ship or any other asset over which additional security is provided under this clause 24 will be its value as most recently determined in accordance with this clause 24.

24.2	Valuation frequency

Valuation of the Ship or, as the case may be, the Building Contract and each such other asset in accordance with this clause 24 shall be required by the Agent on or prior to making available the Pre-Delivery Commitment, the Delivery Commitment, once per annum thereafter within ten days of the end of each calendar year and at any time after the occurrence of a Default.

24.3	Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation.

24.4	Valuations procedure

The value of the Ship (or the Building Contract up until the date falling two months prior to the Delivery Date of the Building Contract) shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 24. Additional security provided under this clause 24 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved.

24.5	Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

24.6	Basis of valuation

Each valuation will be made:

(a) without physical inspection (unless required by the Agent);

(b) on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller;

(c) without taking into account the benefit (but taking into account the burden) of any charter commitment; and

(d) (in the case of a valuation of the Building Contract) by deducting from the valuation the aggregate payments which remain to be paid by the Borrower under the Building Contract.

24.7	Information required for valuation

The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

24.8	Approval of valuers

All valuers must have been approved (the approved valuers as at the date of this Agreement are E. A. Gibson Shipbrokers Limited, Lorentzen & Stemoco A.S., Barry Rogliano Salles & Cie, Clarkson plc, Poten & Partners, Fearnley and Simpson, Spence & Young Limited). The Agent may from time to time notify the Borrower of approval of one or more independent ship brokers as valuers for the purposes of this clause 24. The Agent shall respond promptly to any request by the Borrower for approval of a broker nominated by the Borrower. The Agent may at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 24, the Agent shall promptly notify the Borrower of the names of at least three valuers which are approved.

24.9	Appointment of valuers

When a valuation is required for the purposes of this clause 24, the Agent or, if so approved at that time, the Borrower shall promptly appoint approved valuers to provide such a valuation. If the Borrower is approved to appoint valuers but fails to do so promptly, the Agent may appoint approved valuers to provide that valuation.

24.10	Number of valuers

Each valuation shall be carried out by two approved valuers of whom one shall be nominated by the Agent and the other by the Borrower. If the Borrower fails promptly to nominate a second valuer then the Agent may nominate the second valuer.

24.11	Differences in valuations

If valuations provided by individual valuers differ, the value of the Ship or, as the case may be, the Building Contract for the purposes of the Finance Documents will be the mean average of those valuations. If valuations provided by individual valuers appointed by the Borrower and the Agent differ by 15% or more a third approved valuer shall be appointed by the Agent and the value of the Ship or, as the case may be, the Building Contract will be the mean average of those three valuations.

24.12	Security shortfall

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Lenders, by notice to the Borrower require such deficiency be remedied. The Borrower shall then within 14 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

	(a)	provide additional security over other approved assets by the Lenders in accordance with this clause 24; and/or

	(b)	cancel part of the Total Commitments under clause 7.2 (Voluntary cancellation) but on five Business Days’ notice instead of the period required by such clause; and/or

	(c)	prepay part of the Loan under clause 7.3 (Voluntary prepayment) but on five Business Days’ notice instead of the period required by such clause.

24.13	Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

	(a)	that additional security, its value and the method of its valuation have been approved by the Lenders;

	(b)	a Security Interest over that security has been constituted in favour of the Security Agent in an approved form and manner;

	(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that additional security including documents and evidence of the type referred to in Schedule 3 in relation to that additional security and its execution and (if applicable) registration.

24.14	Security release

If the Security Value shall at any time exceed the Security Requirement, and the Borrower shall previously have provided further security to the Security Agent pursuant to clause 24.12 (Security Shortfall), the Security Agent shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified to its satisfaction against the cost of doing so, release any such further security specified by the Borrower provided that the Bank is satisfied that, immediately following such release, the Security Value will equal or exceed the Security Requirement and no other Event of Default shall have occurred and be continuing.

25	Chartering undertakings

The Borrower undertakes that this clause 25 will be complied with in relation to the Ship and its Charter Documents throughout the Mortgage Period.

25.1	Variations

Except with approval (not to be unreasonably delayed), the Charter Documents shall not be varied (and, for the avoidance of doubt, any assignment or novation of a Charter Document without approval shall constitute a variation).

25.2	Releases and waivers

Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Charter Documents (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

25.3	Termination

Except with approval, the Borrower shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

25.4	Charter performance

The Borrower shall perform its obligations under the Charter Documents and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

25.5	Notice of assignment

The Borrower shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the Charter Assignment prior to the delivery of the Ship and shall procure a copy of that notice acknowledged by each addressee in the form specified in the Charter Assignment for the Agent.

25.6	Payment of Charter Earnings

All Earnings which the Borrower is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents.

26	Bank accounts

The Borrower undertakes that this clause will be complied with throughout the Facility Period.

26.1	Revenue Account

26.1.1	The Borrower shall be the holder of one or more Accounts with an Account Bank which is designated as a “Revenue Account” for the purposes of the Finance Documents.

26.1.2

The Earnings of the Ship and all moneys payable to the Borrower under the Insurances shall be paid by the persons from whom they are due to a Revenue Account unless required to be paid to the Security Agent under the Finance Documents.

26.1.3	The Borrower shall not withdraw amounts standing to the credit of an Revenue Account except as permitted by clause 26.1.4.

26.1.4	If there is no Event of Default, the Borrower shall withdraw the following amounts from a Revenue Account in the following order of priority during each monthly period in an approved manner:

(a)

payments of the proper costs and expenses of insuring, drydocking, repairing, operating and maintaining the Ship (provided that such costs and expenses shall not exceed the Opex Hire (as defined in the Charter) in respect of such monthly period;

	(b)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);

	(c)	payments to a Retention Account required to comply with clause 26.2 (Retention Account);

	(d)	payments of Fixed Rate Differential Amount described in clause 26.3 (Fixed Rate Differential Amount) to the Fixed Rate Differential Account; and

	(e)	the balance after payment of the sums referred to in (a) to (d) shall be paid to the Reserve Account.

26.2	Retention Account

26.2.1

The Borrower shall be the holder of an Account denominated in dollars with an Account Bank which is designated as the “Retention Account” for the purposes of the Finance Documents by the Borrower and the Lender.

26.2.2

There shall be paid into the Retention Account such amounts as will ensure that, on each date (a retention date) falling 10 days after the date (start date) three months before the First Repayment Date and at monthly intervals after that, the amount credited to the Retention Account is at least:

	(a)	the relevant fraction of the net amount of interest payable under clause 8 (Interest) during or at the end of the Interest Period current on that retention date; plus

	(b)	the relevant fraction of the instalment of the Loan due to be repaid under clause 6.1 (Repayment) on the next Repayment Date after that retention date.

26.2.3

The relevant fraction of such an amount of interest or instalment of the Loan as at a retention date will be the fraction whose numerator is the number of retention dates up to and including the relevant retention date from the beginning of that Interest Period (in the case of interest) or since the start date or, if later, the previous Repayment Date (in the case of such instalment) and whose denominator is the number of retentions dates falling during or at the end of the relevant Interest Period or, as the case may be, the period beginning on the previous Repayment Date (or the start date in the case of retention dates before the First Repayment Date) and ending on the relevant Repayment Date.

26.2.4	The Borrower shall not withdraw amounts standing to the credit of the Retention Account except as permitted by clause 26.2.5.

26.2.5

If there is no continuing Event of Default and if (unless the payment is to a new Retention Account), after the withdrawal, the balance on the Retention Account will be at least the minimum amount required by clause 26.2.2 at that time, the Borrower may withdraw the following amounts from the Retention Account:

	(a)	payments of interest due under clause 8 (Interest) and repayments of the Loan due under clause 6.1 (Repayment); and

	(b)	payment to the Reserve Account of any amount by which the balance on the Retention Account exceeds that minimum amount.

26.3	Fixed Rate Differential Account

26.3.1

The Borrower shall be the holder of an Account denominated in dollars with an Account Bank which is designated as the “Fixed Rate Differential Account” for the purposes of the Finance Documents by the Borrower and the Lender.

26.3.2

There shall be paid into the Fixed Rate Differential Account such amounts as will ensure that, on each date (an FRD date) falling 10 days after the date (FRD start date) three months before the First Repayment Date and at monthly intervals after that, the amount credited to the Fixed Rate Differential Account is at least accruing the relevant fraction of the Fixed Rate Differential Amount during or at the end of the Interest Period current on that FRD date;

26.3.3

The relevant fraction of such Fixed Rate Differential Amount as at an FRD date will be the fraction whose numerator is the number of FRD dates up to and including the relevant FRD date from the beginning of that Interest Period and whose denominator is the number of FRD dates falling during or at the end of the relevant Interest Period (or the FRD start date in the case of FRD dates before the First Repayment Date) and ending on the relevant Repayment Date

26.3.4	The Borrower shall not withdraw amounts standing to the credit of the Fixed Rate Differential Account except as permitted by clause 26.3.5.

26.3.5

If there is no continuing Event of Default the balance (if any) on the Fixed Rate Differential Account will be applied in accordance with clause 7.4 (Fixed Rate Differential Amount Prepayment) on each Repayment Date.

26.4	Reserve Account

26.4.1	The Borrower shall be the holder of one or more Accounts with an Account Bank which is designated as a “Reserve Account” for the purposes of the Finance Documents.

26.4.2	The Borrower shall not withdraw amounts standing to the credit of a Reserve Account except:

(a) if approved; or

(b)

if the Charter is extended for a period of not less than 30 months in accordance with clause 7(d) of the Charter and subject always to clause 28.21 (Charter termination), no Default having occurred and being continuing; or

(c) in or towards repayment of the Loan on the Final Repayment Date.

26.5	Other provisions

26.5.1	An Account may only be designated for the purposes described in this clause 26 if:

(a)

such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(b) an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent;

(c) any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(d)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

26.5.2

The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower and an Account Bank. If an Account is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

26.5.3

The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 26 or waive any of its rights in relation to an Account except with approval.

26.5.4

The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

26.5.5

Each of the Agent and the Security Agent each agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on charging that Account as contemplated by this Agreement and it shall not (except with the approval of the Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

27	Business restrictions

Except as otherwise approved, the Borrower undertakes that this clause 27 will be complied with by and in respect of each Obligor and their Affiliates (to the extent applicable) throughout the Facility Period.

27.1	General negative pledge

The Borrower shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for Permitted Security Interests,

27.2	Transactions similar to security

(Without prejudice to clauses 27.3 (Financial Indebtedness)and 27.6 (Disposals)), the Borrower shall not:

(a)

sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any Affiliate other than pursuant to disposals permitted under clause 27.6 (Disposals);

(b) sell, transfer, factor or otherwise dispose of any of its receivables;

(c) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d) enter into any other preferential arrangement having a similar effect.

27.3	Financial Indebtedness

The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a) Financial Indebtedness incurred under the Finance Documents;

(b) Financial Indebtedness owed to another Obligor which is subordinated in an approved manner; and

(c) Financial Indebtedness permitted under clause 27.4 (Guarantees).

27.4	Guarantees

The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a) guarantees of obligations of Affiliates that are not Financial Indebtedness or obligations prohibited by any Finance Document;

(b) guarantees in favour of trade creditors of the Borrower given in the ordinary course of its business or in order to avoid the creation of, or to release, a Permitted Maritime Lien; and

(c) guarantees which are Financial Indebtedness permitted under clause 27.3 (Financial Indebtedness).

27.5	Bank accounts and other financial transactions

The Borrower shall not:

(a) maintain any bank accounts with a bank or financial institution except for the Accounts;

(b) hold cash in any account (other than in an Account); and

(c) be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 27 (Business restrictions).

27.6	Disposals

The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a) disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b) disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the Borrower, in each case for cash on normal commercial terms and on an arm’s length basis; and

(c) the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

27.7	Contracts and arrangements with Affiliates

No Obligor shall be a party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

27.8	Subsidiaries

The Borrower shall not establish or acquire a company or other entity.

27.9	Acquisitions and investments

The Borrower shall not, without approval, acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

	(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

	(b)	the incurrence of liabilities in the ordinary course of its business;

	(c)	any loan or credit not otherwise prohibited under this Agreement; or

	(d)	pursuant to any Building Contract Documents to which it is party.

27.10	Reduction of capital

The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

27.11	Increase in capital

The Borrower shall not (and it is hereby undertaken by the Borrower that none of the Guarantors shall) issue shares or other equity interests to anyone in a manner that, prior to an IPO, permits a Change of Control or following an IPO, permits an IPO Change of Control.

27.12	Distributions and other payments

The Borrower shall not:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument;

except to its Holding Company and provided no Default is continuing.

28	Events of Default

Each of the events or circumstances set out in clauses 28.1 to 28.21 is an Event of Default.

28.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable provided however that no Event of Default shall occur if a Disruption Event has occurred and such payment is made within three Business Days of the due date.

28.2	Value of security

The Borrower does not comply with clause 24 (Minimum security value).

28.3	Insurance

28.3.1	The Insurances of the Ship are not placed and kept in force in the manner required by clause 23 (Insurance).

28.3.2	Any insurer either:

(a) cancels any such Insurances and such Insurances are not immediately replaced by the Borrower to the full satisfaction of the Lenders; or

(b) disclaims liability under them by reason of any mis-statement or failure or default by any person.

28.4	Other obligations

28.4.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 28.1 (Non-payment), 28.2 (Value of security) and 28.3 (Insurance)).

28.4.2

No Event of Default under clause 28.4.1 above will occur if the Agent (acting on the instructions of the Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within ten Business Days of the Agent giving notice to the Borrower.

28.5	Financial Covenants

GasLog or a Counter Guarantor does not comply with any financial covenant pursuant to clause 5 of the GasLog Guarantee (Financial covenants) or, as the case may be, clause 5 of a Counter Guarantee (Financial covenants) or makes or is deemed to have made a representation or statement pursuant to clause 5 of the GasLog Guarantee (Financial covenants) or, as the case may be, clause 5 of a Counter Guarantee (Financial covenants), which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

28.6	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (including, without limitation, the Counter Guarantor Representations Letter) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

28.7	Cross default

28.7.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

28.7.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

28.7.3	The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

28.7.4

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

28.7.5

No Event of Default will occur under this clause 28.7 if the aggregate amount of Financial Indebtedness falling within clauses 28.7.1 to 28.7.4 above is less than $5,000,000 in respect of each of the Counter Guarantors and the Guarantors and/or less than $1,000,000 in respect of any other Obilgor.

28.8	Insolvency

28.8.1

An Obligor or the Counter Guarantor Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

28.8.2	The value of the assets of any Obligor or the Counter Guarantor Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

28.8.3

A moratorium is declared in respect of any indebtedness of any Obligor or the Counter Guarantor Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.9	Insolvency proceedings

28.9.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or the Counter Guarantor Subsidiary;

(b) a composition, compromise, assignment or arrangement with any creditor of any Obligor or the Counter Guarantor Subsidiary;

(c)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or the Counter Guarantor Subsidiary or any of its assets (including the directors of any Obligor or the Counter Guarantor Subsidiary requesting a person to appoint any such officer in relation to it or any of its assets); or

(d) enforcement of any Security Interest over any assets of any Obligor or the Counter Guarantor Subsidiary,

or any analogous procedure or step is taken in any jurisdiction.

28.9.2

Clause 28.9.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

28.10	Creditors’ process

28.10.1

Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Obligor (having an aggregate value equal to or in excess of $5,000,000 in respect of the Counter Guarantors and the Guarantors and $1,000,000 in respect of any other Obligor) and is not discharged within seven days.

28.10.2

Any judgment or order (for an amount in excess of $5,000,000 in respect of the Counter Guarantors and the Guarantors and $1,000,000 in respect of any other Obligor) is made against any Obligor and is not stayed or complied with within thirty days.

28.11	Unlawfulness and invalidity

28.11.1

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

28.11.2

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

28.11.3

Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

28.11.4

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

28.12	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

28.13	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

28.14	Repudiation and rescission of Finance Documents

An Obligor repudiates a Finance Document or evidences an intention to rescind a Finance Document.

28.15	Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Obligor or any of its assets, rights or revenues, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

28.16	Material Adverse Effect

Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably expected to have, a Material Adverse Effect.

28.17	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

28.18	Arrest of Ship

The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of 15 days thereafter (or such longer period as may be approved).

28.19	Ship registration

Except with approval, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Ship is only provisionally registered on the date of the Mortgage, the Ship is not permanently registered under such laws within 90 days of such date.

28.20	Political risk

The Flag State or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any Relevant Jurisdiction by unconstitutional means if, in any such case, such event, in the reasonable opinion of the Agent, has or is reasonably to have, a Material Adverse Effect and, within 15 days of notice from Agent to do so (or such longer period as may be approved), such action as the Agent may require to ensure that such circumstances will not have such an effect has not been taken by the Borrower.

28.21	Charter termination

Except with approval, the Charter is cancelled or rescinded or (except as a result of it being a Total Loss) frustrated or the Ship is withdrawn from service under the Charter before the time the Charter was scheduled to expire provided however that no Event of Default shall occur under this clause if (a) within five Business Days of such cancellation, rescission, frustration or withdrawal the Borrower shall have paid the sum of $20,000,000 to the Reserve Account (which may, notwithstanding clause 26.4 (Reserve Account) only be released if approved) and (b) within six months after such cancellation, rescission, frustration or withdrawal the Borrower shall have entered into an approved charter commitment and executed a Security Interest in respect of such charter commitment in an approved form and provided any conditions precedent of the nature described in Schedule 3 required by the Agent.

28.22	Change of Control

28.22.1	Before an IPO has been completed, a Change of Control occurs.

28.22.2	After an IPO has been completed, an IPO Change of Control occurs and the Borrower fails to prepay the Loan in full and all other amounts accrued or outstanding under the Finance Documents.

28.22.3	At any time:

(a) the Borrower ceases to be a wholly-owned subsidiary of GasLog Carriers; or

(b) GasLog Carriers ceases to be a wholly owned subsidiary of GasLog.

28.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Lenders, by notice to the Borrower:

(a) cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c) declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Lenders; and/or

(d) declare that no withdrawals be made from any Account; and/or

(e) exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 7 - CHANGES TO PARTIES

29	Changes to the Lenders

29.1	Assignments and transfers by the Lenders

Subject to this clause 29, a Lender (the “Existing Lender”) may assign any of its rights to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

29.2	Conditions of assignment

29.2.1

The consent of the Borrower is required for an assignment by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default is continuing. The Agent will immediately advise the Borrower of the assignment.

29.2.2

The Borrower’s consent may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the Lender has requested consent unless consent is expressly refused within that time. The Borrower shall not be entitled to refuse or withhold consent solely because an assignment may result in an increase to the Mandatory Cost.

29.2.3	An assignment will only be effective:

(a)

on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Finance Parties as it would have been under if it was an Original Lender;

(b) on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender;

(c)

if at the time when an assignment takes effect more than one Utilisation is outstanding, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation;

(d)

on the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender; and

(e) if that Existing Lender assigns equal fractions of its Commitment and participation in the Utilisations (if any) under the Facility.

29.2.4

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $3,000.

29.4	Limitation of responsibility of Existing Lenders

29.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

	(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

	(b)	the financial condition of any Obligor;

	(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

	(d)	the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents; or

	(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

29.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Finance Parties that it:

	(a)	has made (and shall continue to make) its own independent investigation and assessment of:

(i) the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii) the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents,

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

	(b)	will continue to make its own independent appraisal of the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents; and

(c)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

29.4.3	Nothing in any Finance Document obliges an Existing Lender to:

	(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 29 (Changes to the Lenders); or

(b)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents or otherwise.

29.5	Procedure for transfer

29.5.1

Subject to the conditions set out in clause 29.2 (Conditions of assignment) an assignment is effected in accordance with clause 29.5.2 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 29.2.3 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

29.5.2	On the Transfer Date:

(a)

to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(b)

the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties acquired the same in place of the Existing Lender;

(c)

the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Security Agent, Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(d) the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents.

29.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 29.2.3, send a copy of that Transfer Certificate and such documents to the Borrower.

29.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and, in relation to (a) and (b) below, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to any other person:

(a) to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(b)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

and any Finance Party may disclose to a rating agency or its professional advisers or (with the consent of the Borrower) any other person, any information about any Obligor, each Group and the Finance Documents as that Finance Party shall consider appropriate.

30	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 8 - THE FINANCE PARTIES

31	Roles of Agent, Security Agent and Arranger

31.1	Appointment of the Agent

31.1.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

31.1.2	Each such other Finance Party authorises the Agent:

(a)

to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b) to execute each of the Security Documents and all other documents that may be approved by the Lenders for execution by it.

31.2	Duties of the Agent

31.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

31.2.2	Without prejudice to clause 29.6 (Copy of Transfer Certificate to Borrower), clause 31.2.1 shall not apply to any Transfer Certificate.

31.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

31.2.4

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

31.2.5

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

31.2.6	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

31.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

31.4	No fiduciary duties

31.4.1	Nothing in this Agreement constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

31.4.2

None of the Agent, the Security Agent or any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

31.5	Business with the Group

The Agent, the Security Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or their Affiliates.

31.6	Rights and discretions of the Agent

31.6.1	The Agent may rely on:

(a) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)

any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

31.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a) no Default has occurred (unless it has actual knowledge of a Default arising under clause 28.1 (Non-payment));

(b) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c) any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

31.6.3

The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in the conduct of its obligations and responsibilities under the Finance Documents.

31.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

31.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

31.6.6

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purposes of clause 10.2.1(b) (Market Disruption).

31.6.7

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

31.6.8	Without prejudice to the generality of clause 31.6.7, the Agent shall be entitled (but not obliged) to disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower.

31.7	Lenders’ instructions

31.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall:

(a)

exercise any right, power, authority or discretion vested in it as Agent (including giving instructions to the Security Agent) in accordance with any instructions given to it by the Lenders (or, if so instructed by the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

	(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.

31.7.2

Unless a contrary indication appears in a Finance Document, any instructions given by the Lenders to the Agent (in relation to any right, power, authority or discretion vested in it as Agent) shall be binding on all the Finance Parties (other than the Security Agent).

31.7.3

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (if applicable in accordance with the Finance Documents) or, if appropriate, the Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

31.7.4

In the absence of, or while awaiting, instructions from the Majority Lenders (if applicable in accordance with the Finance Documents) or, if appropriate, the Lenders, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

31.7.5

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 31.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

31.7.6

Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 18 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

31.8	Responsibility for documentation and other matters

Neither the Agent nor any Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document (including, without limitation, the Counter Guarantor Representations Letter);

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document or Building Contract Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or any Charter Document or Building Contract Document;

(c)

is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

	(d)	is responsible for the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents;

(e)

is responsible for any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

	(f)	is obliged to account to any person for any sum or the profit element of any sum received by it for its own account;

(g)

is responsible for the failure of any Obligor or any other party to perform its obligations under any Finance Document or Charter Document or Building Contract Document or the financial condition of any such person;

	(h)	is responsible to ascertain whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

	(i)	is responsible to investigate or make any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

	(j)	is responsible for the failure to register any of the Security Documents with the Registrar of Companies or any other public office;

	(k)	is responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(l)

is responsible for the failure to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(m)

is (unless it is the same entity as the Security Agent) responsible on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents.

31.9	Exclusion of liability

31.9.1

Without limiting clause 31.9.2 (and without prejudice to the provisions of clause 34.9 (Disruption to Payment Systems etc.)), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

31.9.2

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 and the provisions of the Third Parties Act.

31.9.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

31.9.4

Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

31.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 31.6.3 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the

Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

31.11	Resignation of the Agent

31.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Borrower.

31.11.2

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent acting through an office in the United Kingdom.

31.11.3

If the Majority Lenders have not appointed a successor Agent in accordance with clause 31.11.2 above within 20 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

31.11.4

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

31.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

31.11.6

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 31. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.11.7

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 31.11.2. In this event, the Agent shall resign in accordance with clause 31.11.2.

31.12	Confidentiality

31.12.1

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

31.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

31.12.3

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to disclose to any other person (a) any confidential information or (b) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

31.13	Relationship with the Lenders

31.13.1

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

31.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost formulae).

31.13.3

Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

31.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each Obligor;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Charter Document or Building Contract Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Charter Document or Building Contract Document;

(c) the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents;

(d)

whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or Charter Document or Building Contract Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Charter Document or Building Contract Document; and

(f)

the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

31.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

31.16	Agent’s management time

Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 31.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

31.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.18	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

31.19	Security Agent

31.19.1	Each other Finance Party appoints the Security Agent to act as its trustee under and in connection with the Security Documents.

31.19.2	Each other Finance Party authorises the Security Agent:

(a)

to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b) to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

31.19.3

The Security Agent accepts its appointment under clause 31.19 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 31.19 - 31.27 (inclusive) and the Security Documents to which it is a party.

31.20	Application of certain clauses to Security Agent

31.20.1

Clauses 31.6 (Rights and discretions of the Agent), 31.8 (Responsibility for documentation and other matters), 31.9 (Exclusion of liability), 31.10 (Lenders’ indemnity to the Agent), 31.11 (Resignation of the Agent), 31.12 (Confidentiality), 31.13 (Relationship with the Lenders), 31.14 (Credit appraisal by the Lenders) and 31.17 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such.

31.20.2	In addition, clause 31.11 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 31.20.1, have the following additional sub-clause:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 31.11.7 as extended to it by clause 31.20.1, in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero).

31.21	Instructions to Security Agent

31.21.1	Unless a contrary indication appears in a Finance Document, the Security Agent shall:

(a) exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent (or, if so instructed by the

Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(b)

not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Agent (the Agent in each case acting on the instructions of the Majority Lenders (if applicable in accordance with the Finance Documents) or the Lenders.

31.21.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Agent to the Security Agent in accordance with clause 31.21.1 will be binding on the Finance Parties.

31.21.3

The Security Agent may refrain from acting in accordance with the instructions of the Agent until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

31.21.4

In the absence of, or while awaiting, instructions from the Agent, (including in exceptional circumstances where time does not permit the Agent obtaining instructions from the Lenders and urgent action is required) the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

31.21.5

The Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 31.21.1 and 31.21.4, including the right to enforce the Security Documents in accordance with these clauses.

31.22	Order of application

31.22.1	The Security Agent agrees to apply the Trust Property in accordance with the following respective claims:

(a)

first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 31.10 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 31.20 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)

secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely, and pro-rata to the amounts owing to them under the Finance Documents;

(c)

thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 31.22.1 as and when any such amounts later fall due;

	(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

	(e)	fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

31.22.2

The Security Agent shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the

Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

31.22.3

The Security Agent shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 31.22 by paying such amounts to the Agent for distribution in accordance with clause 34 (Payment mechanics).

31.23	Perpetuities

The perpetuity period to the extent applicable to this Agreement and the other Finance Documents shall be 80 years from the date of this Agreement.

31.24	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Security Documents, the Security Agent:

(a)

shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)

shall (subject to clause 31.22 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)

may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)

may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

31.25	All enforcement action through the Security Agent

None of the other Finance Parties shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Documents except through the Security Agent. If any Lender is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

31.26	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 31.22 (Order of application).

31.27	Indemnity from Trust Property

31.27.1

In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each an “Indemnified Person”) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Indemnified Person:

(a)

in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b) as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c) in respect of any Environmental Claim made or asserted against an Indemnified Person which would not have arisen if the Finance Documents had not been executed; and

(d) in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

31.27.2

The rights conferred by this clause 31.27 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 31.27 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

31.28	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 31.22 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 34.5 (Partial payments) and clause 31.22 (Order of application).

31.29	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

31.30	Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

31.31	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

	(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

	(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

	(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

31.32	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)

in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 31, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)

the provisions of this clause 31 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

32	Conduct of business by the Finance Parties

32.1	Finance Parties tax affairs

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.2	Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 28.23 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower, any Obligors or any Subsidiaries of an Obligor and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 31 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.

32.3	Majority Lenders

32.3.1

Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a “majority decision”), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

32.3.2

If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3% of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

32.3.3	For the purposes of clause 32.3.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

32.4	Conflicts

32.4.1

The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

32.4.2

No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

32.4.3	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

32.5	Replacement of a Defaulting Lender

32.5.1	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to the Agent and such Lender:

(a)

replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(b) require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of any undrawn Commitments), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

32.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(a) the Borrower shall have no right to replace the Agent;

(b) neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c) the transfer must take place no later than 20 days after the notice referred to in clause 32.5.1; and

(d) in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

33	Sharing among the Finance Parties

33.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 34 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 34.5 (Partial payments).

33.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 34.5 (Partial payments).

33.3	Recovering Finance Party’s rights

33.3.1

On a distribution by the Agent under clause 33.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

33.3.2

If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 33.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 33.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

	(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

33.5	Exceptions

33.5.1

This clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

33.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

	(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 9 - ADMINISTRATION

34	Payment mechanics

34.1	Payments to the Agent

34.1.1

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

34.1.2

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

34.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 34.3 (Distributions to an Obligor) and clause 34.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

34.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 35 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback

34.4.1

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

34.4.2

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

34.5	Partial payments

34.5.1

If the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)

first, in or towards payment pro rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 11 (Fees)) of the Agent, the Security Agent or the Arrangers under those Finance Documents;

(b) secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 31.10 (Lenders’ indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 31.20.1 (Application of certain clauses to Security Agent);

(c) thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(d) fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under those Finance Documents; and

(e) fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

34.5.2	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (b) to (e) of clause 34.5.1.

34.5.3	Clauses 34.5.1 and 34.5.2 above will override any appropriation made by an Obligor.

34.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days

34.7.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

34.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.8	Currency of account

34.8.1	Subject to clauses 34.8.2 to 34.8.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

34.8.2	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

34.8.3

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

34.8.4

All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

34.9	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 42 (Amendments and grant of waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 34.9; and

	(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

	(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

	(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

	(c)	in the case of any Original Lender, the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

	(d)	in the case of each other Lender or Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

36.3	Delivery

36.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a) if by way of fax, when received in legible form; or

(b) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

36.3.2

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

36.3.3	All notices from or to an Obligor shall be sent through the Agent.

36.3.4	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

36.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 36.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

36.5	Electronic communication (Finance Parties)

36.5.1

Any communication to be made between the Agent and a Lender or the Security Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the Security Agent:

(a) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c) notify each other of any change to their address or any other such information supplied by them.

The Finance Parties hereby confirm that unless and until notified to the contrary, communication by electronic mail or other electronic means is an accepted form of communication.

36.5.2

Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Security Agent to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

36.6	Electronic Communications (Obligors)

36.6.1	Any general communication made between any Finance Party and any Obligor, may be made by electronic mail or other electronic means (irrespective of any associated risks) if the parties:

(a) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c) notify each other of any change to their address or any other such information supplied by them.

Each of the Finance Parties and each Obligor hereby confirm that unless and until notified to the contrary, communication by electronic mail is an acceptable form of general communication.

36.6.2

Each of the Finance Parties and each Obligor agrees and confirms that any communications which involves the giving or receiving of notice (of any nature) under this Agreement or relates to the making of requests or demands under this Agreement may only be made in accordance with clause 36.3 (Delivery).

36.6.3

Any electronic communication made between any Obligor and any Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by an Obligor to any Finance Party only if it is addressed in such a manner as that Finance Party shall specify for this purpose.

36.7	English language

36.7.1	Any notice given under or in connection with any Finance Document shall be in English.

36.7.2	All other documents provided under or in connection with any Finance Document shall be:

(a) in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37	Calculations and certificates

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

38	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

40	Amendments and grant of waivers

40.1	Required consents

40.1.1

Any term of the Finance Documents may be amended or waived, or a consent given by the Agent in respect of such term or the Agent may provide its opinion with respect to such term, with the consent of the Agent acting on the instructions of all of the Lenders unless such Finance Documents provides that such amendment or waiver may be made with the consent of the Majority Lenders and, if it affects the rights and obligations of the Security Agent or the Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on the other Finance Parties.

40.1.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

40.1.3

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arrangers (as the case may be).

40.1.4

Notwithstanding clauses 40.1.1 to 40.1.3 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

40.2	Releases

Except with the approval of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a) any Charged Property from the security constituted by any Security Document; or

(b) any Obligor from any of its guarantee or other obligations under any Finance Document.

41	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10 - GOVERNING LAW AND ENFORCEMENT

42	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

43	Enforcement

43.1	Jurisdiction of English courts

43.1.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

43.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

43.1.3

This clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)

if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties

Borrower

Name:	GAS-two Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41495
English process agent (if not incorporated in England)	Unisea Maritime Ltd.
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Mr. Henrik Bjerregaard, c/o Gaslog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC98000, Monaco

GasLog

Name of GasLog	GasLog Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	33928
English process agent (if not incorporated in England)	Unisea Maritime Ltd.
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Mr. Henrik Bjerregaard, c/o Gaslog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC98000, Monaco

GasLog Carriers

Name of GasLog Carriers	GasLog Carriers Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41493
English process agent (if not incorporated in England)	Unisea Maritime Ltd.
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Mr. Henrik Bjerregaard, c/o Gaslog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC98000, Monaco

The Original Lenders

Name	DNB Bank ASA	National Bank of Greece S.A.	UBS AG
Facility Office, address, fax number and attention details for notices and account details for payments

20 St. Dunstan’s Hill
London EC3R 8SY

For credit matters:
Mr Alex Ryland/ Mr
Christo Nikolov
Fax: +44(0)207 626
5956

For loan
administration
matters:

Mr Mike Rufian / Mr
Simon Beedleston
Fax: +44(0) 207 283
4430

		2 Bouboulinas Street & Akti Miaouli Piraeus 185 35 Greece For credit matters: Ms Kalamvouni/Ms Antoniou Fax:+30 210 4144120 For loan administration matters: Mr. Kalyvas Fax: +30210 4144092	Bahnhofstrasse, 45 8001 Zurich For credit matters: Mr Reto Bleiker, Corporate Clients Advisor Fax: +41 (0)44 237 41 41 For loan administration matters: Fax: +41 44 237 41 41 A/C No.: 0230-284035

Commitment ($)	49,166,666.66	49,166,666.66	49,166,666.66
TOTAL	147,500,000

The Agent

Name	DNB Bank ASA
Facility Office, address, fax number and attention details for notices and account details for payments	20 St. Dunstan’s Hill
London EC3R 8HY

For credit matters:
Attn: Shipping Department
Fax: +44(0)207 626 5956

For loan administration matters:
Mr Mike Rufian
Fax: +44(0) 207 283 4430

The Security Agent

Name	DNB Bank ASA
Facility Office, address, fax number and attention details for notices and account details for payments	20 St. Dunstan’s Hill
London EC3R 8HY

For credit matters:
Attn: Shipping Department
Fax: +44(0)207 626 5956

For loan administration matters:
Mr Mike Rufian
Fax: +44(0) 207 283 4430

Schedule 2
Ship information

Builder:	Samsung Heavy Industries Co., Ltd.
Builder’s registered office:	11th Floor, KIPS Center, 647-9 Yeoksam-Dong, Kangnam-Gu, Seoul, Korea.
Hull Number:	1642

Scheduled delivery date:	31 July 2010

Date and description of Building Contract:

Shipbuilding Contract dated 29 April 2005 as amended by amendment no. 1 dated 28 June 2007 and novated to the Borrower under a novation agreement dated 28 March 2008 and as may further be amended, supplemented or varied in accordance with the terms hereof

Price:	$212,869,430

Contract Price:	$191,096,200

Date and number of Refund Guarantee:	7 April 2008, MO902-505-LG-0032/1

Name and address of Refund Guarantor:	The Export-Import Bank of Korea

Pre-Delivery Commitment:	$80,000,000

Delivery Commitment:	$67,500,000

Flag State	Bermuda

Charter description:	Time Charter dated 19 August 2008 as novated and amended by a Master Time Charter Party and Confirmation Memorandum each dated 9 May 2011
Charterer:	Methane Services Limited, currently a wholly-owned subsidiary of BG Energy Holdings Limited

Classification:

*A1, E, Liquefied gas carrier, ship type 2G (Membrane tank, maximum pressure 25 kPaG and minimum temperature -163°C), SH, SH-DLA, SHCM, RES, *AMS, *ACCU, SFA(40), NIBS, *APS, *ES, PORT, POT, CRC, DFD, and UWILD.

Classification Society:	American Bureau of Shipping

Schedule 3
Conditions precedent

Part 1
Conditions precedent to any Utilisation

1	Original Obligors’ corporate documents

	(a)	A copy of the Constitutional Documents of each Original Obligor.

	(b)	A copy of a resolution of the board of directors of each Original Obligor (or any committee of such board empowered to approve and authorise the following matters):

(i)

approving the terms of, and the transactions contemplated by, the Finance Documents the Building Contract or the Charter (Relevant Documents) to which it is a party and resolving that it execute the Relevant Documents;

(ii)	authorising a specified person or persons to execute the Relevant Documents on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)

(if a requirement under the Constitutional Documents of each Original Obligor or Bermudian law) A copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(f)

(if a requirement under the Constitutional Documents of each Original Obligor or Bermudian law) A copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor approving the terms of the resolution referred to in paragraph (e) above.

(g)

A certificate of the Counter Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any other Original Obligor to be exceeded.

(h)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor.

(i)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

(a)

A legal opinion of Norton Rose LLP, London addressed to the Arrangers, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement.

(b)

A legal opinion of the legal advisers to the Arrangers, the Security Agent and the Agent in England and also each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or in which an Account opened at Utilisation is established or which governs any assets which are to be the subject of a Security Interest substantially in the form approved by the Agent prior to signing this Agreement.

3	Other documents and evidence

(a)

Evidence that any process agent referred to in clause 43.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)

A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document which is executed on and dated the date of the Agreement or for the validity and enforceability of any Finance Document.

	(c)	The Original Financial Statements.

(d)

Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)

A copy, certified by an approved person to be a true and complete copy, of the Time Charter and of the supervision and management agreement entered into between the Borrower and the Manager (or another approved manager) in an approved form.

4	Bank Accounts

Evidence that any Account required to be established under clause 26 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the Borrower in favour of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5	Construction matters

	(a)	The original Refund Guarantee and a copy, certified by an approved person to be a true and complete copy, of the Building Contract.

	(b)	A Pre-Delivery Security Assignment duly executed by the Borrower.

	(c)	Duly executed notices of assignment as required by the Pre-Delivery Security Assignment.

	(d)	Evidence that the acknowledgements of the notices of assignment required under the Pre-Delivery Security Assignment have been pre-cleared with and agreed by the Refund Guarantor and the Builder.

(e)

(If required by the Lenders) a legal opinion of legal advisers to the Arrangers, the Security Agent and the Agent in Korea substantially in the form agreed with the Agent prior to signing this Agreement.

(f) Evidence that the sum of $18,122,710 in respect of the Borrower’s equity in the Ship has been paid in an approved manner.

6	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

7	Guarantees and other Finance Documents

The Counter Guarantee and the Guarantee duly executed and a copy, certified by an approved person to be a true and complete copy of the Counter Guarantor Representations Letter.

8	Share security

The Share Security in respect of the Borrower duly executed by its Holding Company together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

9	Charter security

The Charter Assignment duly executed by the Borrower.

10	Subordination

Evidence that any amounts of the Price funded by an Affiliate to the Borrower have been subordinated to the amounts owing under the Finance Documents in an approved manner.

11	Value of Security

(In the case of the Utilisation in respect of the Pre-Delivery Commitment) valuations obtained (not more than 30 days before the first Utilisation Date) in accordance with clause 24 (Minimum security value) showing that the Security Value (relative to the Building Contract) will not be less than 120% of the Loan upon the Utilisation Date.

12	Deed of Release

Deed (or deeds) of release in relation to the Existing Loan Agreement and any security granted in connection with this, duly executed, together with any notices required under any deed of release.

Part 2
Conditions precedent on Delivery

1	Corporate documents

(a)

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part I of this Schedule in relation to it have not been revoked or amended.

(b)

A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part I of this Schedule in relation to it have not been revoked or amended.

2	Security

	(a)	The Mortgage and the Deed of Covenant duly executed by the Borrower.

	(b)	Any Manager’s Undertaking required at Delivery pursuant to the Finance Documents duly executed by the relevant manager.

	(c)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

3	Delivery and registration of Ship

	(a)	Evidence that the Ship:

(i)	is legally and beneficially owned by the Borrower and registered provisionally in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(ii)	is operationally seaworthy and in every way fit for service;

(iii)	is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(iv)	is insured in the manner required by the Finance Documents;

(v)	has been delivered, and accepted for service, under the Charter; and

(vi)	is free of any other charter commitment which would require approval under the Finance Documents.

(vii)	any prior registration (other than through the relevant Registry in the relevant Flag State) of the Ship has been or will (within such period as may be approved) cancelled.

4	Insurance

In relation to the Ship’s Insurances:

	(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

	(b)	evidence that such Insurances have been placed in accordance with clause 23 (Insurance); and

	(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

5	ISM and ISPS Code

Copies of:

	(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;

	(b)	the safety management certificate in respect of the Ship issued in accordance with the ISM Code;

	(c)	the international ship security certificate in respect of the Ship issued under the ISPS Code;

	(d)	If so requested by the Agent, any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.

6	Value of security

Valuations obtained (not more than 30 days before the relevant Utilisation Date) in accordance with clause 24 (Minimum security value) showing that the Security Value (relative to the Ship) will be not less than 120% of the Available Facility upon execution of the Security Documents specified in paragraph 2 (Security) of this Part of this Schedule.

7	Construction matters

	(a)	Evidence that any authorisations required from any government entity for the export of the Ship by the Builder have been obtained or that no such authorisations are required.

(b)

Evidence that the Contract Price of the Ship (as adjusted in accordance with its Building Contract) will have been paid upon the relevant Utilisation being made (with the Borrower having provided its equity to the Agent prior to the Utilisation Date) and that the Builder will not have any lien or other right to detain the ship on its Delivery.

(c)

The original or a copy, certified by an approved person to be a true and complete copy, of the builder’s certificate and any bill of sale conveying title to the Ship to the Borrower and the protocol of delivery and acceptance, commercial invoice and any other delivery documentation required under the Building Contract.

	(d)	Evidence that any amounts of the Price funded by an Affiliate to the Borrower have been subordinated to the amounts owing under the Finance Documents in an approved manner.

8	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

9	Survey report

(if required by the Agent) a survey report from approved surveyors obtained not more than 10 days before the relevant Utilisation Date evidencing that the Ship is seaworthy and capable of safe operation.

10	Environmental matters

(Promptly as of Delivery) Copies of the Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the Ship from an approved person.

11	Consents

Evidence that any consents required in connection with the delivery of the Ship, the registration of title to the Ship, the registration of the Mortgage over the Ship and the assignment of the Charter have been obtained.

12	Legal opinions

(a) A legal opinion of Norton Rose LLP, London addressed to the Arrangers, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to Delivery.

(b)

A legal opinion of the legal advisers to the Arrangers, the Security Agent and the Agent in Korea and also each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or which governs any assets which are to be the subject of a Security Interest substantially in the form approved by the Agent prior to Delivery.

Schedule 4
Utilisation Request

From:	Gas-two Ltd.
To:	DNB Bank ASA (formerly DnB NOR Bank ASA)
Dated:	[●]

Dear Sirs

$147,500,000
Facility Agreement dated 17 November 2009 (as amended and restated on [•] 2012 (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	$[80,000,000] [67,500,000] [Note: the maximum amount to be advanced is 65% of the Security Value]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Advance is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [●] [specify account].

5	We request that the first Interest Period for the Loan be [●] months.

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
GAS-two Ltd.

Schedule 5
Selection Notice

From:	GAS-two Ltd.
To:	DNB Bank ASA (formerly DnB NOR Bank ASA)
Dated:	[●]

Dear Sirs

$147,500,000

Facility Agreement dated 17 November 2009 (as amended and restated on [•] 2012) (the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Loan be [●] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
GAS-two Ltd.

Schedule 6
Mandatory Cost Formula

1

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A.

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B.

is the percentage rate of interest (excluding the Margin and the Mandatory Cost) and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 8.3.1 (Default interest) payable for the relevant Interest Period on the Loan.

C.	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E.

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

	(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

	(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., five per cent. will be included in the formula as five and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

	(a)	the jurisdiction of its Facility Office; and

	(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13

The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 7
Form of Transfer Certificate

To:     [●] as Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$147,500,000 Facility Agreement dated 17 November 2009 (as amended and restated on [●] 2012) (the “Agreement”)

1

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 29.5 (Procedure for transfer):

(a)

The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s Commitment rights and assuming the Existing Lender’s obligations referred to in the Schedule in accordance with clause 29.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date]

(b) The proposed Transfer Date is [●].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 36.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 29.4.3.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule
Commitment/rights to be assigned and obligations to be assumed
[insert relevant details]
Facility Office address, fax number
and attention details for notices and account details for payments
[insert relevant details]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed to be as stated above.
[Agent]
By:

SIGNATURES

THE BORROWER

GAS-two Ltd.

By:

THE ARRANGERS

DNB BANK ASA

By:

NATIONAL BANK OF GREECE S.A.

By:

UBS AG

By:

THE AGENT

DNB BANK ASA

By:

THE SECURITY AGENT

DNB BANK ASA

By:

THE LENDERS

DNB BANK ASA

By:

NATIONAL BANK OF GREECE S.A.

By:

UBS AG

By: